Exhibit 10.1

CERTAIN INFORMATION OF THIS DOCUMENT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***].”

OMNIBUS AGREEMENT

between

NEXTDECADE LNG, LLC,
AS SELLER,

and

SPECTRA ENERGY TRANSMISSION II, LLC,
AS BUYER

Dated as of February 13, 2020

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	Form of Initial Membership Interests Assignment Agreement
Exhibit A-2	Form of Post-Closing Membership Interests Assignment Agreement
Exhibit B-1	Form of Port of Brownsville Reimbursement Agreement
Exhibit B-2	Form of Rio Bravo Ocelot Agreement
Exhibit B-3	Form of Rio Bravo Wetlands Agreement
Exhibit C	Form of Resignation and Mutual Release Agreement
Exhibit D-1	Form of Rio Bravo Pipeline PA
Exhibit D-2	Form of VCP PA
Exhibit E	Base Pipeline Costs
Exhibit F-1	Form of Rio Grande Ocelot Agreement
Exhibit F-2	Form of Rio Grande Wetlands Agreement

SELLER DISCLOSURE SCHEDULE

Section 1.1(a)     Business of the Company

Section 1.1(b)     Seller Knowledge Persons

Section 1.1(c)     Certain Permitted Encumbrances

Section 4.2     Capitalization

Section 4.7     Financial Statements

Section 4.8     Disclosed Liabilities

Section 4.10(a)     Material Contracts

Section 4.10(b)     Certain Material Contracts

Section 4.13(a)     Compliance with Laws and Permits

Section 4.13(b)     Certain Permits

Section 4.13(c)     Permits

Section 4.14(a)     Owned Real Property

Section 4.14(b)     Leases

Section 4.14(c)     Easements

Section 4.14(d)     Certain Real Property

Section 4.14(e)     Certain Real Property Rights

Section 4.15     Environmental Matters

Section 4.15(e)     Environmental Permits

Section 4.18     Tax Matters

Section 4.19(a)     Policies

Section 4.19(b)     Claims under Policies

Section 4.21     Intellectual Property

Section 4.22     Bank Accounts

Section 6.3(a)     Conduct of Business

Section 6.12     Continuing Intercompany Agreements

BUYER DISCLOSURE SCHEDULE

Section 1.1(d)     Buyer Knowledge Persons

-v-

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into as of February 13, 2020 (the “Execution Date”), between NextDecade LNG, LLC, a Delaware limited liability company (“Seller”), and Spectra Energy Transmission II, LLC, a Delaware limited liability company (“Buyer”) (Buyer and Seller, collectively, the “Parties” and each, a “Party”). Capitalized terms used herein are defined in Article I or in the Section of this Agreement cross-referenced therein.

RECITALS:

WHEREAS, Seller is the direct owner of all of the issued and outstanding ownership interests of Rio Bravo Pipeline Company, LLC, a Texas limited liability company (the “Company”);

WHEREAS, an Affiliate of Seller, Rio Grande LNG, LLC, a Texas limited liability company (“Rio Grande”), is developing an LNG liquefaction, storage terminal and export facility to be located at the Port of Brownsville (the “Rio Grande LNG Project”);

WHEREAS, the Company is currently developing, or will develop, the Rio Bravo Pipeline System;

WHEREAS, the Parties desire that, at the Closing, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, the Equity Interests of the Company, upon the terms, and subject to the conditions, set forth herein; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, (a) NextDecade Corporation, a Delaware corporation (“NEXT”), has executed and delivered to Buyer a certain NextDecade Guaranty dated as of the Execution Date, pursuant to which NEXT guarantees all of the obligations of Seller under this Agreement, and (b) Spectra Energy Partners, LP, a Delaware limited partnership (“SEP”) (an indirect, wholly-owned subsidiary of Enbridge Inc., a Canadian corporation (“ENB”)), has executed and delivered to Seller a certain SEP Guaranty dated as of the Execution Date, pursuant to which SEP guarantees all of the obligations of Buyer under this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS AND TERMS

Section 1.1     Certain Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth or referenced below:

“1933 Act” has the meaning set forth in Section 5.7.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Agreement” means this Omnibus Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation Schedule” has the meaning set forth in Section 6.7(i).

“Base Pipeline Costs” means the Pipeline Costs with respect to the period ending on the Baseline Date in respect of the categories of costs and expenses set forth on Exhibit E, which is equal to $17,297,000 as more particularly described on Exhibit E.

“Baseline Date” means September 30, 2019.

“Benefit Plans” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not the program is subject to ERISA), (b) equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity plan (whether qualified or nonqualified), (c) bonus, deferred compensation or incentive compensation plan, (d) employment, consulting, medical, dental, vision, disability, life insurance, severance, retention or change in control plan, arrangement or policy, (e) vacation practice or other paid-time off program, and (f) other employee benefit, fringe benefit or compensation plan, arrangement, policy or commitment.

“Budget” has the meaning set forth in Section 6.3(a).

“Business” means the business of the Company as set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday on which banks are closed in Houston, Texas.

“Buyer” has the meaning set forth in the preamble.

“Buyer Costs” has the same meaning as the defined term “Pre-Service Costs” in the Rio Bravo Pipeline PA.

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Seller by Buyer prior to or simultaneously with the execution and delivery of this Agreement by the Parties.

“Buyer Election Date” has the meaning set forth in Section 2.9(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Repurchase Election” has the meaning set forth in Section 2.9(a).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” means the consummation of the Transactions.

“Closing Date” means the date on which the Closing occurs.

“Closing Payment” means $15,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Assets” means all property and other assets used by the Company for the conduct and development of the Business.

“Company Marks” has the meaning set forth in Section 6.10.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of September 12, 2019, between VCP and Seller.

“Consultation Period” has the meaning set forth in Section 2.7(e).

“Contract” means any agreement, contract, commitment, undertaking, lease, note, mortgage, indenture, settlement, license or other legally binding agreement.

“Control”, “Controls”, “Controlling” or “Controlled” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of voting securities, by Contract or otherwise.

“Deductible” has the meaning set forth in Section 9.4(a).

“Disclosure Schedule Supplement” has the meaning set forth in Section 6.5.

“Disclosure Schedules” has the meaning set forth in Section 10.12.

“Disregarded Entity” has the meaning set forth in Section 4.18(a).

“Easements” means easements, licenses, rights-of-way, servitudes, surface use agreements and similar agreements granting the right to use real property for pipelines, utilities or other facilities or services necessary for the ownership, development, construction, expansion, or use of the Rio Bravo Pipeline System and development and operation of the Business (but excluding Permits).

“ENB” has the meaning set forth in the Recitals.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage or other restriction on transfers.

“Environmental Law” means any Law concerning the protection of the environment (including natural resources, air, surface water, groundwater, drinking water supplies, and surface or subsurface land), occupational health and safety, pipeline safety or the environmental impact of any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release of any Hazardous Material, or pollution, contamination or remediation of the environment.

“Environmental Permit” means any permit, approval, consent, concurrence, identification number, license, registrations or other authorization required under any applicable Environmental Law.

“Equity Interests” means one hundred percent (100%) of the equity interests in the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate,” as applied to any Person, means:

(a)	any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member;

(b)

any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and

(c)	any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member.

Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Person and with respect to liabilities arising after such period for which the Person could be liable under the Code or ERISA.

“Estimated Repurchase Purchase Price” has the meaning set forth in Section 2.11(a).

“Execution Date” has the meaning set forth in the preamble.

“Expired Option Agreement” means any Option Agreement that expired pursuant to its terms on or before the Execution Date.

“FERC” means the Federal Energy Regulatory Commission.

“FID” means that Rio Grande has received, after a final positive investment decision, the initial funding of financing for the development, construction and operation of the Rio Grande LNG Project; provided that in no event shall FID be deemed to have occurred unless and until the “Initial Notice” (as defined in the Rio Bravo Pipeline PA) has been received by the Company pursuant to the Rio Bravo Pipeline PA.

“Final Incremental Pipeline Costs” has the meaning set forth in Section 2.7(f).

“Final Payment” means an amount equal to the Final Incremental Pipeline Costs plus the Base Pipeline Costs minus the Closing Payment.

“Final Repurchase Purchase Price” has the meaning set forth in Section 2.11(e).

“Final Statement” has the meaning set forth in Section 2.7(f).

“Financial Statements” has the meaning set forth in Section 4.7.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles as in effect on the applicable date of determination.

“Government Entity” means any federal, provincial, state, local or foreign court, arbitration tribunal, administrative body or other governmental or quasi-governmental entity, including any head of a government department, body or agency, with competent jurisdiction.

“Guaranty or Bond” means any guaranty, letter of credit, surety or performance bond and any other similar agreement or arrangement pursuant to which Seller or any one or more Seller Affiliate (other than the Company) has obligations with respect to any obligations of the Company, and any security or collateral furnished in connection with any such guaranty, letter of credit, surety or performance bond or other similar agreement or arrangement.

“Hazardous Materials” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any applicable Environmental Law, including petroleum and all derivatives thereof, natural gas, natural gas liquids, condensate, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls.

“Incremental Pipeline Costs” means (a) Pipeline Costs with respect to the period from 11:59 p.m. Central Time on the Baseline Date through 12:01 a.m. Central Time on the Closing Date and (b) those Pipeline Costs with respect to the period prior to and including the Baseline Date that are expressly set forth in the Budget for the line item entitled “Cost adjustments for Jan 1 – Sep 30, 2019”, in each case for the following items and categories of Pipeline Costs but only to the extent such expenses are incurred in accordance with the Budget and paid: (i) right of way option extension expenses of the Company, (ii) general and administrative expenses of the Company, (iii) an allocable portion of general and administrative expenses of NEXT or any of its Affiliates other than the Company equal to $[***] per month (prorated daily for any partial month), (iv) expenses (including reasonable attorneys’ fees) of NEXT or any of its Affiliates related to the negotiation and performance of Contract(s) to complete any mitigation required by a Government Entity as a precondition to the issuance of the USACE Permit as set forth in the Budget, (v) project management expenses of the Company, (vi) engineering expenses of the Company, and (vii) ecological and environmental regulatory expenses of the Company.

“Indebtedness” means, with respect to any Person, as of any specified time, (a) all obligations of such Person for borrowed money to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c).

“Indemnified Parties” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Independent Accountant” has the meaning set forth in Section 2.7(f).

“Initial Membership Interests Assignment Agreement” means the membership interests assignment agreement pursuant to which the Equity Interests are transferred and assigned from Seller to Buyer, on the Closing Date, in the form attached hereto as Exhibit A-1.

“Initial Statement” has the meaning set forth in Section 2.7(a).

“Intellectual Property” means intellectual property rights, pursuant to statutory or common law, worldwide in respect of (a) trademarks, service marks, trade dress, slogans, logos and goodwill associated therewith, and any applications or registrations for any of the foregoing and (b) copyrights and any applications or registration for any of the foregoing.

“Intercompany Agreements” means, collectively, any Contracts between Seller or any Seller Affiliate (other than the Company), on the one hand, and the Company, on the other hand.

“Intercompany Payables” means all payables owed by the Company to Seller or any Seller Affiliate (other than the Company), as determined in accordance with GAAP.

“Intercompany Receivables” means all receivables owed to the Company by Seller or any Seller Affiliate (other than the Company), as determined in accordance with GAAP.

“Knowledge” means, with respect to Seller, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 1.1(b) of the Seller Disclosure Schedule or, with respect to Buyer, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 1.1(d) of the Buyer Disclosure Schedule.

“Law” means any law (including common law), statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixture or other interests in real property held (or purported to be held) by the Company.

“Leases” means all leases and subleases with respect to any Leased Real Property, including all amendments, extensions, renewals, modifications and other agreements with respect thereto.

“Liabilities” of any Person means, as of any given time, any and all Indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Losses” means, with respect to any Indemnified Party, any and all losses, Liabilities, claims, obligations, judgments, fines, Taxes, settlement payments, awards or damages of any kind actually suffered or incurred by such Indemnified Party after the Closing (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable attorneys’ fees and expenses associated therewith), whether or not involving a Third-Party Claim.

“Manuals” has the meaning set forth in Section 6.2(b).

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate (a) has been, or would be reasonably likely to be materially adverse on the assets, liabilities, business, financial condition or results of operation of the Company taken as a whole, or (b) materially and adversely affects the ability of Seller to consummate the Transactions or would reasonably be expected to do so; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change in applicable Laws or accounting standards or the interpretation or enforcement thereof; (ii) any change in economic, political or business conditions or financial, credit, debt or securities market conditions generally, including (A) changes in interest rates, exchange rates, commodity prices, electricity prices or fuel costs and (B) any suspension of trading in securities generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) any legal, regulatory or other change generally affecting the industries, industry sectors or geographic sectors in which the Company operates, including any change in the prices of natural gas or other hydrocarbon products or the demand for related liquefaction and terminal services; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the Transactions, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, or regulators); (v) any change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; (vi) any stoppage or shutdown of any activity of any Government Entity (including any default or delays in payments by a Government Entity or delays or failures to act by any Government Entity) not specifically directed toward, and that does not disproportionately impact, the Company; or (vii) any change resulting or arising from (A) the taking of any action by Seller or any of its Affiliates, including the Company, required or otherwise expressly contemplated by this Agreement or consented to or requested by Buyer in writing or (B) the failure to take any action by Seller or any of its Affiliates, including the Company, not consented to by Buyer as required under Section 6.3(a).

“Material Contracts” means any Contract to which the Company is a party that is binding on the Company (a) evidencing Indebtedness of the Company, (b) that provides for the payment by or on behalf of the Company in excess of $50,000 per annum or the delivery by the Company of goods or services with a fair market value in excess of $50,000 per annum, in each case during the remaining term thereof, (c) that provides for the Company to receive any payments in excess of, or any property with a fair market value in excess of, $50,000 per annum, in each case during the remaining term thereof, (d) that contains covenants restricting the ability of the Company to compete in the natural gas gathering, processing, transportation or marketing business or any other lines of business in any geographic area or with any Person, (e) that licenses material Intellectual Property to, or from, the Company from, or to, a third party, other than “shrink wrap”, “click wrap” or “off the shelf” software licenses that are generally commercially available, (f) that grants the Company an equity interest in any partnership or joint venture, including any agreement or commitment to make a loan or contribution to any joint venture or partnership, (g) that provides for the engineering, procurement or construction of any Company Assets (or for management services for any of the foregoing), (h) that is an Option Agreement or (i) that Seller or any Affiliate of Seller is the counterparty to.

“Net Working Capital” means the amount calculated by subtracting the current liabilities of the Company, which shall include any unpaid Buyer Costs, from the current assets of the Company (including any cash on hand) as of the Repurchase Closing Date, as determined in accordance with GAAP consistent with past practice of the Company as presented in the Financial Statements.

“NEXT” has the meaning set forth in the Recitals.

“Notice of Disagreement” has the meaning set forth in Section 2.7(d).

“Notice Period” has the meaning set forth in Section 9.5(a).

“Option Agreement” means any Contract to which the Company is a party that grants the Company an option to acquire any easement, license, right-of-way, servitude, surface use agreement or similar interest.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document and (e) with respect to any other Person, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 8.2(a).

“Owned Real Property” means all land and any hereditaments, appurtenances and other interests appertaining thereto, owned (or purported to be owned) in fee by the Company.

“PA Termination Date” has the meaning set forth in Section 2.9(a).

“Parent Combined Group” means the consolidated, combined, unitary or similar group that includes (a) the Company and (b) NEXT or one or more of its Affiliates.

“Parent Combined Income Tax Returns” means any and all federal, state, territorial, local or foreign Tax Returns relating to income or franchise Taxes of a consolidated, combined, unitary or similar group that includes the Parent Combined Group.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents issued by or obtained from any Government Entity.

“Permitted Encumbrances” means:

(a)

mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business securing payments not yet delinquent;

(b)	liens for Taxes, assessments and other governmental charges not yet delinquent;

(c)

any conditions, rights, reservations, exceptions or restrictions relating to real property that are disclosed (i) on any title commitment or report, (ii) in the deed or instrument conveying, leasing, or licensing such real property that have been made available to Buyer or (iii) are otherwise of public record maintained by any Government Entity in each case, to the extent any such condition, right, reservation, exception or restriction would not reasonably be expected to interfere in any material respect with the current or future development, construction, ownership or operation of the Rio Bravo Pipeline System;

(d)

zoning, building, subdivision or other similar requirements or restrictions and all rights of any Government Entity to regulate a real property to the extent any such condition, right, reservation, exception or restriction would not reasonably be expected to interfere in any material respect with the current or future development, construction, ownership or operation of the Rio Bravo Pipeline System;

(e)

liens granted or arising in the ordinary course of business to any public utility or Government Entity with respect to the Company Assets or operations pertaining thereto to the extent not yet delinquent;

(f)	any Encumbrance to be or that is released on or prior to Closing; and

(g)	any other Encumbrances identified on Section 1.1(c) of the Seller Disclosure Schedule.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Pipeline Costs” means (i) the direct costs and expenses actually and reasonably incurred and paid by the Company in respect to the Rio Bravo Pipeline System, and (ii) the indirect costs and expenses actually and reasonably incurred by NEXT or any of its Affiliates other than the Company in respect to the Rio Bravo Pipeline System, and reasonably allocated to the Company, in each case, during the relevant time period.

“Port of Brownsville Reimbursement Agreement” means a Reimbursement Agreement between the Company and Rio Grande, pursuant to which the Company will pay its pro-rata share of mitigation land payments due to the Brownsville Navigation District pertaining to the Loma Ecological Preserve and as required by the USACE Permit, in substantially the form attached hereto as Exhibit B-1.

“Policies” has the meaning set forth in Section 4.19(a).

“Post-Closing Membership Interests Assignment Agreement” means the membership interests assignment agreement pursuant to which the Equity Interests are transferred and assigned from Buyer to Seller pursuant to Section 2.9 or Section 2.10, as applicable, in the form attached hereto as Exhibit A-2.

“Pre-Closing Period” has the meaning set forth in Section 6.7(a).

“Preference Right” has the meaning set forth in Section 4.6.

“Proposed Incremental Pipeline Costs” has the meaning set forth in Section 2.7(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” has the meaning set forth in Section 4.14(d).

“Regulatory Approvals” means, collectively, any authorizations, consents, clearances, orders, expirations, waivers or terminations of any applicable waiting periods and approvals of any Government Entities that may be or may become reasonably necessary, proper or advisable to consummate and complete the Transactions.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and “Released” has a corresponding meaning.

“Remedial Action” means any action required by any Environmental Law to investigate, clean up, remove, remediate, monitor or conduct corrective action with respect to, Hazardous Materials Released into the environment.

“Representatives” means, with respect to any Person, any and all partners, managers, members (if such Person is a member-managed limited liability company), directors, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

“Repurchase Closing Date” has the meaning set forth in Section 2.11(a).

“Repurchase Purchase Price” means an amount equal to:

(a)	the aggregate amount of payments of the Purchase Price paid by Buyer to Seller pursuant to this Agreement, plus

(b)

all of the Buyer Costs actually paid, incurred, accrued, allocated to, or for which the Company is contractually obligated to pay (excluding any Indebtedness of the Company incurred after the Closing, which shall be discharged pursuant to Section 2.9(b) or Section 2.10(b), as applicable), relating to the time period from and after the Closing until the Repurchase Closing Date (but without duplication of any amounts paid after the Closing, but prior to the Repurchase Closing Date, by Rio Grande Gas Supply or any other Affiliate of NEXT to the Company or any other Affiliate of ENB as reimbursement of “Pre-Service Costs” pursuant to the Rio Bravo Pipeline PA or the VCP PA) [***], plus

(c)	the amount of Net Working Capital if such amount is a positive amount, minus

(d)	the amount of Net Working Capital if such amount is a negative amount;

provided, that in no event shall the Repurchase Purchase Price be an amount less than $0.

“Repurchase Purchase Price Consultation Period” has the meaning set forth in Section 2.11(e).

“Repurchase Purchase Price Final Statement” has the meaning set forth in Section 2.11(e).

“Repurchase Purchase Price Initial Statement” has the meaning set forth in Section 2.11(a).

“Repurchase Purchase Price Notice of Disagreement” has the meaning set forth in Section 2.11(d).

“Repurchase Purchase Price Review Period” has the meaning set forth in Section 2.11(c).

“Review Period” has the meaning set forth in Section 2.7(c).

“Rio Bravo Ocelot Agreement” means an Agreement Regarding Voluntary Habitat Conservation for the Pipeline Project between The Conservation Fund and the Company, pursuant to which, among other things, the responsibility for [***]% of the costs due to The Conservation Fund for ocelot habitat creation as part of the voluntary conservation measures required for the USACE Permit application will be allocated to the Company, in substantially the form attached hereto as Exhibit B-2.

“Rio Bravo Pipeline PA” means the Precedent Agreement for Firm Natural Gas Transportation Service to be entered into between the Company, as transporter, and Rio Grande Gas Supply, as customer, on the Closing Date, in the form attached hereto as Exhibit D-1.

“Rio Bravo Pipeline System” means the Rio Bravo natural gas pipeline system, to consist of interstate pipeline system, extending from either Agua Dulce, Texas or the King Ranch in Kleberg County, Texas to the Rio Grande LNG Project, as the location, mileage and route for such system is to be determined pursuant to the Rio Bravo Pipeline PA.

“Rio Bravo Wetlands Agreement” means a Lump Sum Turnkey Mitigation Sales and Services Agreement for the Pipeline Project between EIP III Credit Co., LLC and the Company, pursuant to which, among other things, the responsibility for [***]% of the costs due to EIP III Credit Co., LLC for wetlands creation as part of the compensatory mitigation requirements for the USACE Permit application will be allocated to the Company, in substantially the form attached hereto as Exhibit B-3.

“Rio Grande” has the meaning set forth in the Recitals.

“Rio Grande Gas Supply” means Rio Grande LNG Gas Supply LLC (formerly known as RioGas Marketing, LLC), a Texas limited liability company and an indirect wholly-owned subsidiary of NEXT.

“Rio Grande LNG Project” has the meaning set forth in the Recitals.

“Rio Grande Ocelot Agreement” means an Amended and Restated Agreement Regarding Voluntary Habitat Conservation between Rio Grande and The Conservation Fund, which is an amendment and restatement of the existing Ocelot Agreement dated September 9, 2019 between The Conservation Fund and Rio Grande, pursuant to which, among other things, the responsibility for [***]% of the costs due to The Conservation Fund for ocelot habitat creation as part of the voluntary conservation measures required for the USACE Permit application will be allocated to Rio Grande, in substantially the form attached hereto as Exhibit F-1.

“Rio Grande Wetlands Agreement” means an Amended and Restated Lump Sum Turnkey Mitigation Sales and Services Agreement between EIP III Credit Co., LLC and Rio Grande, which is an amendment and restatement of the existing Wetlands Agreement dated August 21, 2019 between EIP III Credit Co., LLC and Rio Grande, pursuant to which, among other things, the responsibility for [***]% of the costs due to EIP III Credit Co., LLC for wetlands creation as part of the compensatory mitigation requirements for the USACE Permit application will be allocated to Rio Grande, in substantially the form attached hereto as Exhibit F-2.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedule” means the disclosure schedule of even date herewith delivered to Buyer by Seller prior to or simultaneously with the execution and delivery of this Agreement by the Parties, together with any Disclosure Schedule Supplement described in the proviso of the second sentence of Section 6.5.

“Seller Election Date” has the meaning set forth in Section 2.10(a).

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Repurchase Election” has the meaning set forth in Section 2.10(a).

“SEP” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 6.7(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax” or “Taxes” means all federal, state, territorial, local and foreign taxes, including income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, sales, goods and services, harmonized sales, use, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, along with any liability for the payment of any amounts of the type described above as a result of being a member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law for any period.

“Tax Authority” means any Government Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Taxes.

“Tax Expert” means a partner or principal of a widely recognized accounting firm with expertise in the relevant area of disagreement, provided that such partner or principal does not, and the accounting firm with which such partner or principal is associated does not, have a conflict of interest with respect to the determination of such disagreement or dispute.

“Tax Returns” means all reports, returns, declarations, elections, notices, filings, forms and statements, and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed by Law with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means this Agreement, the Rio Bravo Pipeline PA, the VCP PA and the Initial Membership Interests Assignment Agreement.

“Transactions” means the purchase and sale of the Equity Interests and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.7(k).

“USACE Permit” means that certain Permit from the United States Army Corps of Engineers for the construction and development of the Rio Bravo Pipeline System.

“VCP” means Valley Crossing Pipeline, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of ENB.

“VCP PA” means the Precedent Agreement for Natural Gas Transportation Service to be entered into between VCP, as transporter, and Rio Grande Gas Supply, as customer, on the Closing Date, in the form attached hereto as Exhibit D-2.

Section 1.2     Other Terms. Other capitalized terms used in this Agreement may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3     Calculation of Time Periods. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next Business Day.

Section 1.4     Other Definitional Provisions. Unless the express context otherwise requires:

(a)     The word “day” means calendar day;

(b)     the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)     the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d)     all references to “$” mean United States Dollars;

(e)     references herein to a specific Article, Section, Exhibit or Schedule shall refer, respectively, to Articles, Sections, Exhibits or Schedules of this Agreement unless otherwise indicated;

(f)     wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)     unless the context requires otherwise, the word “or” shall include both the conjunctive and disjunctive;

(h)     references to a specific time shall refer to prevailing Central Time, unless otherwise indicated;

(i)     the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(j)     except as otherwise specifically provided in this Agreement, any statute defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes; and

(k)     except as otherwise specifically provided in this Agreement, any agreement, instrument or writing defined or referred to herein means such agreement, instrument or writing, as from time to time amended, supplemented or modified prior to the date hereof.

Article II
PURCHASE AND SALE

Section 2.1     Purchase and Sale of the Equity Interests. On the terms and subject to the conditions set forth herein, at the Closing, Seller agrees to sell, convey, assign and transfer to Buyer, free and clear of all Encumbrances (other than those arising pursuant to the Organizational Documents of the Company, this Agreement or applicable Laws, or that will be discharged at or prior to the Closing), and Buyer agrees to purchase, acquire and accept from Seller, all right, title and interest of Seller in and to the Equity Interests of the Company.

Section 2.2     Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Equity Interests shall be an amount equal to the Closing Payment plus the Final Payment (the “Purchase Price”); provided, however, that in no event shall the Purchase Price exceed $25,000,000.

Section 2.3     Closing Payment. At the Closing, Buyer shall pay Seller an amount equal to the Closing Payment.

Section 2.4     Closing. Unless the Parties otherwise agree in writing, the Closing shall take place at the Houston offices of Vinson & Elkins LLP at 9:00 a.m. on the sixth (6th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) is satisfied or waived in accordance with this Agreement.

Section 2.5     Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered to Seller, the following:

(a)     the Closing Payment, by electronic funds transfer of immediately available funds, to the account or accounts of Seller designated by Seller in writing at least two (2) Business Days prior to the Closing;

(b)     a counterpart of the Initial Membership Interests Assignment Agreement duly executed by Buyer;

(c)     a counterpart of the Rio Bravo Pipeline PA duly executed by the Company (by an employee of an Affiliate of ENB who has been appointed as officer of the Company effective upon the Closing);

(d)     a counterpart of the VCP PA duly executed by VCP; and

(e)     the officer’s certificate required to be delivered by Buyer pursuant to Section 7.2(d).

Section 2.6     Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)     a counterpart of the Initial Membership Interests Assignment Agreement duly executed by Seller;

(b)     the officer’s certificate required to be delivered by Seller pursuant to Section 7.1(e);

(c)     a resignation and mutual release, dated as of the Closing Date, executed by the Company and each director, committee member or representative, or officer of the Company, in the form attached hereto as Exhibit C;

(d)     a certificate of good standing or the equivalent of recent date for the Company from the jurisdiction of its organization;

(e)     a counterpart of the Rio Bravo Pipeline PA duly executed by Rio Grande Gas Supply;

(f)     a counterpart of the VCP PA duly executed by Rio Grande Gas Supply;

(g)     a copy of the Rio Grande Wetlands Agreement duly executed by EIP III Credit Co., LLC and Rio Grande;

(h)     a copy of the Rio Grande Ocelot Agreement duly executed by The Conservation Fund and Rio Grande;

(i)     a certification of non-foreign status executed by the entity that is treated as the seller for U.S. federal income Tax purposes in the form prescribed by Treasury Regulations Section 1.1445-2(b); and

(j)     a duly executed copy of Seller’s IRS Form W-9.

Section 2.7     Final Payment.

(a)     Within five (5) days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Statement”) setting forth Seller’s good faith estimate of the Incremental Pipeline Costs as of the Closing (the “Proposed Incremental Pipeline Costs”), together with a calculation and reasonable supporting information therefor.

(b)     Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Initial Statement”) calculating and setting forth the actual Incremental Pipeline Costs, which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated. If Buyer does not prepare and deliver the Initial Statement to Seller within sixty (60) days following the Closing Date, then, at the election of Seller, either (i) Seller may prepare and present the Initial Statement within an additional forty-five (45) days after such 60-day period or (ii) the Proposed Incremental Pipeline Costs set forth in the Estimated Statement shall be deemed to be the Final Incremental Pipeline Costs in accordance with the last sentence of Section 2.7(f). If Seller prepares the Initial Statement in accordance with the immediately preceding sentence, all references to “Seller” in Section 2.7(c) and Section 2.7(d) shall be deemed to be references to “Buyer” and all references to “Buyer” in Section 2.7(c) and Section 2.7(d) shall be deemed to be references to “Seller”.

(c)     During the thirty (30) days immediately following Seller’s receipt of the Initial Statement (the “Review Period”), Buyer shall permit Seller and its Representatives to review Buyer’s working papers and any working papers of Buyer’s independent accountants, in each case, relating to the preparation of the Initial Statement, as well as all of the financial books, ledgers and records related thereto, and Buyer shall make reasonably available to Seller and its Representatives the individuals responsible for and knowledgeable about the preparation of the Initial Statement. Seller acknowledges and agrees that access to the working papers of Buyer’s independent accountants may be conditioned upon Seller’s execution of a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Buyer’s independent accountants.

(d)     If Seller concludes in its discretion that the Initial Statement has not been prepared on the basis required by this Agreement, Seller shall submit a written notice to Buyer on or prior to the expiration of the Review Period (the “Notice of Disagreement”), which notice shall set forth in reasonable detail the basis of Seller’s disagreement. If no Notice of Disagreement is received by Buyer on or prior to the expiration date of the Review Period, the Initial Statement shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the last sentence of Section 2.7(f).

(e)     If a Notice of Disagreement is timely received by Buyer, during the thirty (30) days immediately following the expiration of the Review Period (the “Consultation Period”), Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement.

(f)     If, at the end of the Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, Seller and Buyer shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to Ernst & Young LLP (or if Ernst & Young LLP refuses or is otherwise unable to act in such capacity, then Seller and Buyer shall cooperate in good faith to appoint an independent certified public accounting firm qualified and of national recognition in the United States that is mutually agreeable to Seller and Buyer to act in such capacity) (Ernst & Young LLP or any other accountant so appointed being herein called the “Independent Accountant”) promptly thereafter, with simultaneous copies to the other Party. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator or mediator, will make a final determination, binding on Seller and Buyer, of the appropriate amount of each of the matters that remain in dispute with respect to the Notice of Disagreement. There shall be no ex parte communications between Seller and Buyer, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by Seller and Buyer of their respective positions on the matters in dispute and written answers by Seller and Buyer to written questions from the Independent Accountant, with simultaneous copies to each Party. With respect to each disputed line item, the Independent Accountant’s determination, if not in accordance with the position of Seller or Buyer, shall not be in excess of the highest nor less than the lowest of the amounts advocated in any Notice of Disagreement or in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Disagreement that remain in dispute. The statement setting forth the Incremental Pipeline Costs that are final and binding on Seller and Buyer, as determined either through agreement of Seller and Buyer (deemed or otherwise), pursuant to Section 2.7(d) or through the determination of the Independent Accountant pursuant to this Section 2.7(f), are referred to herein as the “Final Statement” and the “Final Incremental Pipeline Costs” respectively.

(g)     The cost of the Independent Accountant’s review and determination shall be shared equally by Seller, on the one hand, and Buyer, on the other hand. During the review by the Independent Accountant, Seller and Buyer shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.7(f); provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(h)     Within five (5) Business Days after the date that FID occurs, Buyer shall pay to Seller the Final Payment as ultimately determined in accordance with this Section 2.7.

Section 2.8     Payments. Seller and Buyer shall make any payment due to the other pursuant to this Article II by no later than 10:00 a.m. on the day when due (unless otherwise consented to by the Person to whom such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by or on behalf of the Person receiving such payment.

Section 2.9     Buyer Repurchase Election.

(a)     Notwithstanding anything to the contrary in this Agreement, in the event the Rio Bravo Pipeline PA is terminated after the Closing by the Company pursuant to Section 8.2(i), or by Rio Grande Gas Supply pursuant to Section 8.1(i), of the Rio Bravo Pipeline PA due to the condition precedent set forth in Section 7.1 thereof not having been fully satisfied or waived, as applicable, by the date specified therefor (the effective date of such termination, the “PA Termination Date”), then Buyer may elect by sending written notice thereof to Seller at any time following such date until the date that is ninety-five (95) days following the PA Termination Date (the date such notice is provided, the “Buyer Election Date”) for Seller to acquire the Equity Interests from Buyer (a “Buyer Repurchase Election”). The Buyer Repurchase Election shall be accompanied by its good faith estimate of the Repurchase Purchase Price, including all Buyer Costs included therein, together with reasonable supporting documentation therefor. Until the consummation of the Buyer Repurchase Election, Buyer shall have the right to supplement its good faith estimate of the Repurchase Purchase Price.

(b)     If Buyer makes a Buyer Repurchase Election, then, prior to the closing of such Buyer Repurchase Election, Buyer shall cause any Indebtedness of the Company incurred after the Closing to be discharged and shall deliver to Seller such confirmation thereof as Seller may reasonably request. In no event shall Seller assume any obligation under Indebtedness of the Company incurred after the Closing in connection with a Buyer Repurchase Election.

(c)     If Buyer makes a Buyer Repurchase Election, then, within twenty (20) Business Days after Seller’s receipt of the Buyer Repurchase Election, (i) the Parties shall execute and deliver to each other a Post-Closing Membership Interests Assignment Agreement for the sale, conveyance, assignment and transfer from Buyer to Seller of the Equity Interests, free and clear of all Encumbrances (other than those arising pursuant to the Organizational Documents of the Company, this Agreement or applicable Laws or that will be discharged at or prior to the consummation of such sale), (ii) contemporaneously therewith Seller shall pay to Buyer by wire transfer of immediately available funds an amount equal to Buyer’s good faith estimate of the Repurchase Purchase Price, and (iii) each Party shall take such action or execute such document or instrument as is reasonably requested by the other Party in order to more fully effect the repurchase and resale of the Equity Interests from Buyer to Seller as contemplated in this Section 2.9.

Section 2.10     Seller Repurchase Election.

(a)     Notwithstanding anything to the contrary in this Agreement, in the event the Rio Bravo Pipeline PA is terminated after the Closing by Rio Grande Gas Supply pursuant to Section 8.1(i), or by the Company pursuant to Section 8.2(i), of the Rio Bravo Pipeline PA due to the condition precedent set forth in Section 7.1 thereof not having been fully satisfied or waived, as applicable, by the date specified therefor, then Seller may elect by sending written notice thereof to Buyer at any time following such date until the date that is ninety (90) days following the PA Termination Date (the date such notice is provided, the “Seller Election Date”) for Seller to acquire the Equity Interests from Buyer (a “Seller Repurchase Election”). If Seller makes a Seller Repurchase Election then, within fifteen (15) Business Days after Buyer’s receipt of the Seller Repurchase Election, Buyer shall deliver its good faith estimate of the Repurchase Purchase Price, including all Buyer Costs included therein, together with reasonable supporting documentation therefor. Until the consummation of the Seller Repurchase Election, Buyer shall have the right to supplement its good faith estimate of the Repurchase Purchase Price. Notwithstanding anything to the contrary in this Section 2.10, Seller shall not be entitled to elect a Seller Repurchase Election if the Rio Bravo Pipeline PA has been terminated pursuant to Section 8.1(i) or Section 8.2(i) of the Rio Bravo Pipeline PA and such termination is related to Rio Grande Gas Supply’s willful, intentional or knowing breach of its obligation to deliver the “Initial Notice” to the Company as required pursuant to Section 5.1 of the Rio Bravo Pipeline PA.

(b)     If Seller makes a Seller Repurchase Election, then, prior to the closing of such Seller Repurchase Election, Buyer shall cause any Indebtedness of the Company incurred after the Closing to be discharged and shall deliver to Seller such confirmation thereof as Seller may reasonably request. In no event shall Seller assume any obligation under Indebtedness of the Company incurred after the Closing in connection with a Seller Repurchase Election.

(c)     If Seller makes a Seller Repurchase Election, then, within twenty (20) Business Days after Buyer’s receipt of the Seller Repurchase Election, (i) the Parties shall execute and deliver to each other a Post-Closing Membership Interests Assignment Agreement for the sale, conveyance, assignment and transfer from Buyer to Seller of the Equity Interests, free and clear of all Encumbrances (other than those arising pursuant to the Organizational Documents of the Company, this Agreement or applicable Laws or that will be discharged at or prior to the consummation of such sale), (ii) contemporaneously therewith Seller shall pay to Buyer an amount by wire transfer of immediately available funds equal to Buyer’s good faith estimate of the Repurchase Purchase Price, and (iii) each Party shall take such action or execute such document or instrument as is reasonably requested by the other Party in order to more fully effect the repurchase and resale of the Equity Interests from Buyer to Seller as contemplated in this Section 2.10.

Section 2.11     Calculation of the Repurchase Purchase Price; Payment of the Repurchase Purchase Price.

(a)     Within sixty (60) days following the closing of the Buyer Repurchase Election pursuant to Section 2.9 or the Seller Repurchase Election pursuant to Section 2.10 (either, a “Repurchase Closing Date”), Seller shall prepare and deliver to Buyer a statement (the “Repurchase Purchase Price Initial Statement”) calculating and setting forth the actual Repurchase Purchase Price, which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated, including all Buyer Costs included therein. If Seller does not prepare and deliver the Repurchase Purchase Price Initial Statement to Buyer within sixty (60) days following the Repurchase Closing Date, then, at the election of Buyer, either (i) Buyer may prepare and present the Repurchase Purchase Price Initial Statement within an additional forty-five (45) days after such 60-day period or (ii) Buyer’s good faith estimate of the Repurchase Purchase Price made pursuant to Section 2.9(b) or Section 2.10(b) (the “Estimated Repurchase Purchase Price”) shall be deemed to be the Final Repurchase Purchase Price in accordance with the last sentence of Section 2.11(e). If Buyer prepares the Repurchase Purchase Price Initial Statement in accordance with the immediately preceding sentence, all references to “Buyer” in Section 2.11(b) and Section 2.11(c) shall be deemed to be references to “Seller” and all references to “Seller” in Section 2.11(b) and Section 2.11(c) shall be deemed to be references to “Buyer”.

(b)     During the thirty (30) days immediately following Buyer’s receipt of the Repurchase Purchase Price Initial Statement (the “Repurchase Purchase Price Review Period”), Seller shall permit Buyer and its Representatives to review Seller’s working papers and any working papers of Seller’s independent accountants, in each case, relating to the preparation of the Repurchase Purchase Price Initial Statement, as well as all of the financial books, ledgers and records related thereto, and Seller shall make reasonably available to Buyer and its Representatives the individuals responsible for and knowledgeable about the preparation of the Repurchase Purchase Price Initial Statement. Buyer acknowledges and agrees that access to the working papers of Seller’s independent accountants may be conditioned upon Buyer’s execution of a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Seller’s independent accountants.

(c)     If Buyer concludes in its discretion that the Repurchase Purchase Price Initial Statement has not been prepared on the basis required by this Agreement, Buyer shall submit a written notice to Seller on or prior to the expiration of the Repurchase Purchase Price Review Period (the “Repurchase Purchase Price Notice of Disagreement”), which notice shall set forth in reasonable detail the basis of Buyer’s disagreement. If no Repurchase Purchase Price Notice of Disagreement is received by Seller on or prior to the expiration date of the Repurchase Purchase Price Review Period, the Repurchase Purchase Price Initial Statement shall be deemed to have been accepted by Buyer and shall become final and binding upon Buyer and Seller in accordance with the last sentence of Section 2.11(e).

(d)     If a Repurchase Purchase Price Notice of Disagreement is timely received by Seller, during the thirty (30) days immediately following the expiration of the Repurchase Purchase Price Review Period (the “Repurchase Purchase Price Consultation Period”), Buyer and Seller shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Repurchase Purchase Price Notice of Disagreement.

(e)     If, at the end of the Repurchase Purchase Price Consultation Period, Buyer and Seller have been unable to resolve all disagreements that they may have with respect to the matters specified in the Repurchase Purchase Price Notice of Disagreement, Buyer and Seller shall submit separate written statements setting forth in detail their respective positions with respect to all matters that remain in dispute with respect to the Repurchase Purchase Price Notice of Disagreement (along with a copy of the Repurchase Purchase Price Initial Statement marked to indicate those line items that are in dispute) to the Independent Accountant promptly thereafter, with simultaneous copies to the other Party. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator or mediator, will make a final determination, binding on Buyer and Seller, of the appropriate amount of each of the matters that remain in dispute with respect to the Repurchase Purchase Price Notice of Disagreement. There shall be no ex parte communications between Buyer and Seller, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by Buyer and Seller of their respective positions on the matters in dispute and written answers by Buyer and Seller to written questions from the Independent Accountant, with simultaneous copies to each Party. With respect to each disputed line item, the Independent Accountant’s determination, if not in accordance with the position of Buyer or Seller, shall not be in excess of the highest nor less than the lowest of the amounts advocated in any Repurchase Purchase Price Notice of Disagreement or in the Repurchase Purchase Price Initial Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Repurchase Purchase Price Notice of Disagreement that remain in dispute. The statement setting forth the Repurchase Purchase Price that is final and binding on Buyer and Seller, as determined either through agreement of Buyer and Seller (deemed or otherwise), pursuant to Section 2.11(c) or through the determination of the Independent Accountant pursuant to this Section 2.11(e), are referred to herein as the “Repurchase Purchase Price Final Statement” and the “Final Repurchase Purchase Price” respectively.

(f)     The cost of the Independent Accountant’s review and determination shall be shared equally by Seller, on the one hand, and Buyer, on the other hand. During the review by the Independent Accountant, Seller and Buyer shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.11(e); provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(g)     If the Final Repurchase Purchase Price is less than the Estimated Repurchase Purchase Price, Buyer shall pay to Seller an amount equal to such deficit. If the Final Repurchase Purchase Price exceeds the Estimated Repurchase Purchase Price, Seller shall pay to Buyer an amount equal to such excess. In each case, such payment shall be made within three (3) Business Days after the Final Repurchase Purchase Price is ultimately determined in accordance with this Section 2.11.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER

Seller represents and warrants to Buyer as follows as of the Execution Date and as of the Closing:

Section 3.1     Organization and Good Standing. Seller has been duly organized or created, is validly existing and is in good standing under the Laws of its jurisdiction of formation or creation. Seller is an indirect wholly-owned Subsidiary of NEXT.

Section 3.2     Corporate Authorization. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller and the other Transaction Documents to which it is or will be a party, the performance of Seller’s obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action of Seller. The Transaction Documents to which Seller is or will be a party have been or will be duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of Seller, enforceable against in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

Section 3.3    Ownership of Interests. Seller is the record and beneficial owner of and has good and valid title to the Equity Interests, free and clear of all Encumbrances (other than those arising pursuant to the Organizational Documents of the Company, this Agreement or applicable Laws, or that will be discharged at or prior to the Closing).

Section 3.4     Non-Contravention. The execution and delivery by Seller of the Transaction Documents to which Seller is or will be a party, the performance of the obligations of Seller pursuant to such Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of Seller or, (b) a breach or violation of, or a default under, any Law to which Seller is subject, except, in the case of clause (b), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of Seller to consummate the Transactions.

Section 3.5     Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or to be made by Seller or any of its Affiliates with, any Person (including any Government Entity), in connection with the execution, delivery and performance by Seller of the Transaction Documents to which Seller is or will be a party and the consummation of the Transactions, except (a) as would not prevent or materially delay or impair the ability of Seller to consummate the Transactions or (b) as may be required as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 3.6     Litigation. As of the date hereof, there is no civil, criminal or administrative action, suit, charge, grievance or proceeding pending or, to the Knowledge of Seller, threatened, against Seller or any of Seller’s Affiliates or any of their respective properties or other assets before any Government Entity, except as would not, individually or in the aggregate, materially delay or impair the ability of Seller to consummate the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY

Seller represents and warrants to Buyer as follows as of the Execution Date and as of the Closing:

Section 4.1     Organization and Good Standing.

(a)     The Company has been duly organized or created, is validly existing and is in good standing under the Laws of its jurisdiction of formation or creation and has all requisite limited liability company power and authority to own and operate its properties and other assets and to carry on its business as presently conducted.

(b)     The Company is qualified to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where the ownership or operation of its properties or other assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2     Capitalization. Section 4.2 of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the issued and outstanding membership interests of the Company and the ownership thereof. All of the outstanding membership interests of the Company have been duly authorized, fully paid and are validly issued. Except pursuant to this Agreement, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any membership interests, or any securities or obligations exercisable or exchangeable for or convertible into any membership interests, or that affect the transferability of any membership interests of the Company (other than restrictions in the Organizational Documents of the Company that will be complied with or waived at or prior to Closing and under applicable securities Law that Company will have satisfied at or prior to Closing), and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except pursuant to this Agreement, the membership interests in the Company are not subject to any voting trust agreement or similar arrangement relating to the voting of such membership interests.

Section 4.3     Equity Interests. The Company does not own, and has never owned, any capital stock or other equity interests in any Person.

Section 4.4   Non-Contravention. The consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of the Company, (b) a material breach or violation of, a termination of, a right of termination or default under, the creation or acceleration of any material rights or obligations under, or the creation of an Encumbrance on any of the assets of the Company pursuant to, any Contract (with or without notice, lapse of time or both), other than the Organizational Documents of the Company or (c) a breach or violation of, or a default under, any Law to which the Company is subject.

Section 4.5     Consents and Approvals. No material consent, approval, waiver, authorization, notice or filing is required to be obtained by the Company from, or to be given by the Company to, or to be made by the Company with, any Person (including any Government Entity) in connection with the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller or its Affiliates is or will be a party and the consummation of the Transactions.

Section 4.6     Preferential Purchase Rights. There are no preferential purchase rights or options that are held by any Person to purchase or acquire any of the Equity Interests or any of the material assets of the Company (a “Preference Right”).

Section 4.7     Financial Statements. Copies of (a) the audited balance sheet of the Company as of December 31, 2017 and December 31, 2018, (b) the audited statements of operations, changes in member’s equity and cash flows of the Company for the fiscal year ended December 31, 2017 and December 31, 2018, (c) the unaudited balance sheet of the Company as of December 31, 2019, and (d) the unaudited statement of operations of the Company for the twelve-month period ended December 31, 2019 (collectively, the “Financial Statements”), have been made available to Buyer prior to the date of this Agreement and are included in Section 4.7 of the Seller Disclosure Schedule. Except as set out in Section 4.7 of the Seller Disclosure Schedule, the Financial Statements of the Company were prepared in accordance with GAAP (except for the absence of footnotes and any potential adjustments relating to Taxes and Tax adjustments), and, in each case, fairly present, in all material respects, the financial position and the results of operations, respectively, of the Company as of the dates and for the periods presented (except as may be noted therein and subject to normal recurring year-end adjustments).

Section 4.8     Absence of Liabilities; No Indebtedness.

(a)     The Company has no Liabilities required to be reflected in a balance sheet prepared in accordance with GAAP, other than, in each case, (a) Liabilities that have been reflected, reserved against or otherwise disclosed in the Financial Statements, (b) Liabilities incurred since December 31, 2019, in the ordinary course of business, (c) Liabilities incurred in connection with this Agreement, the other Transaction Documents, or the Transactions, (d) Liabilities that have been or will be discharged or paid in full prior to Closing, (e) Liabilities that would not, individually or in the aggregate, be material to the Company, and (f) Liabilities that are set out in Section 4.8 of the Seller Disclosure Schedule.

(b)     The Company does not have (i) any Indebtedness or (ii) any Liabilities unrelated to the Rio Bravo Pipeline System, and all of the Base Pipeline Costs were incurred by or on behalf of the Company for the categories of costs and expenses set forth on Exhibit E for the development of, or in connection with, the Rio Bravo Pipeline System.

Section 4.9     Absence of Changes. Except as contemplated by this Agreement, since December 31, 2019, through the date of this Agreement, the Business has been conducted (a) in all material respects in the ordinary course of business and (b) no Material Adverse Effect has occurred.

Section 4.10    Material Contracts.

(a)     Section 4.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Material Contracts.

(b)     Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of Seller, is a valid and binding obligation of each other party to such Material Contract. Each Material Contract is enforceable against the Company and, to the Knowledge of Seller, each other party to such Material Contract in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles). Except as set out in Section 4.10(b) of the Seller Disclosure Schedule, neither the Company nor, to the Knowledge of Seller, any other party to a Material Contract is in default or breach, in any material respect, of a Material Contract and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both).

Section 4.11     Guaranties or Bonds. There is no Guaranty or Bond outstanding or in effect (or required pursuant to any Contract to be outstanding or in effect).

Section 4.12     Litigation. As of the date hereof, there is no material civil, criminal or administrative action, suit, charge, grievance or proceeding pending or, to the Knowledge of Seller, threatened in writing, against the Company before any Government Entity.

Section 4.13     Compliance with Law; Permits.

(a)     Except as set out in Section 4.13(a) of the Seller Disclosure Schedule, (i) the Company is and has always been in compliance in all material respects with all Laws applicable to it or its business, properties or assets, and (ii) the Company has or is in the process of applying for all Permits required to conduct the Business.

(b)     Except as set out in Section 4.13(b) of the Seller Disclosure Schedule, the consummation of the Transactions will not cancel, suspend, terminate or otherwise require modification of any material Permit required to conduct the Business.

(c)     Section 4.13(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Permit held or applied for by the Company.

Section 4.14     Real Property Interests.

(a)     Section 4.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of each parcel of Owned Real Property. Seller has provided Buyer with a true and complete copy of the recorded conveyance document vesting record title in the Company for each such parcel of Owned Real Property. With respect to each parcel of Owned Real Property: (i) the Company has good, valid and indefeasible fee title to all Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Company has not leased, subleased, licensed or (other than Permitted Encumbrances) otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b)     Section 4.14(b) of the Seller Disclosure Schedule sets forth a true and complete list, including the date and name of the parties thereto, of all Leases pursuant to which the Company is granted a right to use or occupy all or any portion of Leased Real Property. Seller has provided Buyer with true and complete copies of such Leases, and any amendments, modifications, extensions or renewals thereto. With respect to each of such Leases: (i) each such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally; (ii) the contemplated Transactions under this Agreement do not require consent of any other party to such Lease, will not result in a breach of or default under such Lease and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following Closing; (iii) the Company is not in material breach of or default under such Lease, and, to the Knowledge of Seller, (A) no other party to the Lease is in material breach of or default under such Lease, and (B) no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a material breach or a default, or permit the termination, modification or acceleration of rent under such Lease; (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to such Lease; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof and (vi) the Company has not collaterally assigned or granted any other Encumbrance (other than the Permitted Encumbrance) in such Lease or any interest therein.

(c)     Section 4.14(c) of the Seller Disclosure Schedule sets forth a true and complete list, including names of parties and recording information, of all Easements used or held for use by the Company. Seller has provided Buyer with true and complete copies of the documents creating such Easements and any amendments, modifications, extensions or renewals thereto. With respect to each such Easement: (i) the Company is the legal and beneficial owner of such Easement; (ii) such Easement and the rights and interests of the Company thereunder are in full force and effect and (iii) the Company is not in material breach of or default under such Easement, and, to the Knowledge of Seller (A) no other party to the Easement is in material breach of or default under such Easement, and (B) no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a material breach or a default, or permit the termination or modification of such Easement.

(d)     Except as set forth on Section 4.14(d) of the Seller Disclosure Schedule, the Owned Real Property, the Leased Real Property and the Easements identified on Section 4.14(a), Section 4.14(b) and Section 4.14(c) of the Seller Disclosure Schedule, respectively (collectively, the “Real Property”), comprise all of the real property used in or necessary for the ownership or use of the Rio Bravo Pipeline System and operation and conduct of the Business as currently conducted or as expected to be conducted.

(e)     Except as set forth on Section 4.14(e) of the Seller Disclosure Schedule, the Company is not obligated under any right of first offer or refusal or any option or other contractual right to sell, purchase, assign or otherwise acquire or dispose of any Real Property, or any interest therein or any portion thereof.

(f)     Neither Seller, the Company nor any of their respective Affiliates has received any written notice of any condemnation, eminent domain, zoning, rezoning or similar proceeding or taking or concerning the actual or potential imposition of any special assessments on the Real Property, nor, to the Knowledge of Seller, is any such proceeding or taking contemplated or threatened with respect to any parcel of Real Property or any portion thereof or interest therein.

(g)     To the Knowledge of Seller none of the buildings, structures, improvements or fixtures on or pipelines on, in or under the Real Property contain any material physical damage resulting from a casualty.

(h)     Seller has delivered or made available to Buyer all title insurance policies obtained by Seller, the Company or any of their respective Affiliates in connection with the Company’s ownership or use of the Real Property, which policies are in full force and effect with respect to the Real Property, and no claims have been made against any of those policies.

Section 4.15     Environmental Matters. Except as set forth in Section 4.15 of the Seller Disclosure Schedule:

(a)     The Company (i) is and has been in compliance in all material respects with all Environmental Laws applicable to the Business and construction of the Rio Bravo Pipeline System, and possesses or has applied for all Environmental Permits required for the operation of the Business and the construction of the Rio Bravo Pipeline System; and (ii) to the Knowledge of Seller, there are no facts, events, circumstances or conditions that exist that could prevent or unreasonably delay the timely issuance of any Environmental Permits not yet obtained by the Company or Seller but required for the construction of the Rio Bravo Pipeline System.

(b)     There have not been any Releases of Hazardous Materials from the Company Assets that require the Company to perform or impose liability with respect to any Remedial Action pursuant to any Environmental Law.

(c)     Neither Seller nor the Company has received from any Person any written claim, demand, notice of alleged, actual, or probable violation, citation notice of potential liability or notice that (i) the Company is a potentially responsible party in respect of any violation or alleged violation of, or any liability or potential liability under, any applicable Environmental Law or (ii) challenging any pending or issued Environmental Permit.

(d)     There are no writs, injunctions, decrees, orders or judgments outstanding or any actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, against Seller or the Company before any Government Entity concerning compliance by the Company with, or liability of the Company under, any applicable Environmental Law or with respect to a Release of Hazardous Materials or any Environmental Permit necessary for the operation of the Business or the construction of the Rio Bravo Pipeline System.

(e)     Section 4.15(e) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Environmental Permit held or applied for by the Company and identifies the status of all pending Environmental Permit applications required for the operation of the Business and the construction of the Rio Bravo Pipeline System.

Section 4.16     Employee Benefit Matters.

(a)     The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, any Benefit Plan.

(b)     The Company does not serve, and has never served, as the “administrator” (within the meaning of Section 3(16) of ERISA) of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(c)     With respect to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, by Seller or any ERISA Affiliate of Seller, (i) no Liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which Liability has not been satisfied, and (ii) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(d)     There does not exist any circumstance that would reasonably be expected, as a result of the consummation of the Transactions, to result in Liability to Buyer, any of its Affiliates, or the Company for any Taxes or other Liabilities relating to any (i) Benefit Plan currently or previously sponsored, maintained, or contributed to by Seller or any of its Affiliates or ERISA Affiliates or (ii) any “controlled group liability” of Seller or any of its Affiliates or ERISA Affiliates. As used in the preceding sentence, the term “controlled group liability” means any and all Liabilities (A) under Title IV of ERISA, (B) under Sections 206(g), 302 and 303 of ERISA, (C) under Sections 412, 430, 431, 436 and 4971 of the Code, (D) as a result of the failure to comply with the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and (E) under any provision of foreign Law similar to those described in clauses (A) through (D) of this sentence.

Section 4.17     Employment and Labor Matters. The Company does not have, and has never had, any employees. Neither the Company nor its business, properties or assets are, or have ever been, a party or subject to any collective bargaining agreement or other Contract with any labor union or other representative of any individual or group of individuals who provides or provided services to the Company.

Section 4.18     Tax Matters. Except as set forth in Section 4.18 of the Seller Disclosure Schedule:

(a)     All Tax Returns that were required to be filed on or before the date hereof by or with respect to the Company, taking into account any valid extension of time within which to file, have been timely filed on or before the date hereof and all such Tax Returns are accurate and complete in all material respects.

(b)     All Taxes shown as owing by or with respect to the Company on the Tax Returns described in Section 4.18(a) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued on the Financial Statements. There are no liens (other than Permitted Encumbrances) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)     No examination, audit or administrative or judicial proceeding regarding any of the Tax Returns described in Section 4.18(a) or any Taxes of or with respect to the Company are currently pending or have been proposed in writing or, to the Knowledge of Seller, have been threatened, and no claim, assessment or levy for Taxes has been made against the Company that has not been satisfied by payment or that has not been otherwise withdrawn. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is subject to taxation in that jurisdiction.

(d)     None of the property of the Company is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(e)     No waiver or extension of the statute of limitations has been given with respect to any amount of Taxes of or with respect to the Company or any Tax Returns of or with respect to the Company, which period (after giving effect to such extension or waiver) has not yet expired.

(f)     No closing agreements, rulings, or, to the Knowledge of Seller, technical advice memoranda or similar agreements or rulings with respect to Taxes have been entered into or issued by any Tax Authority with respect to the Company, other than those already provided by Seller to Buyer.

(g)     No power of attorney has been granted by or with respect to the Company with regard to any matters relating to Taxes which is currently in force.

(h)     The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, partner or other third party.

(i)     The Company is not a party to, bound by or has any obligation under any Tax allocation or sharing agreement other than commercial agreements with third parties not primarily related to Taxes. The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise in the past four years. The Company has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes other than the Parent Combined Group.

(j)     The Company has not entered into any agreement or arrangement with any Taxing authority that requires the Company to take any action or to refrain from taking any action. The Company is not a party to any agreement with any Taxing authority that would be terminated or adversely affected as a result of the Transactions.

(k)     The Company has not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any tax shelter, listed transaction, reportable transaction, or transaction of interest within the meaning of Section 6011, Section 6111, or Section 6112 of the Code, or any of the Treasury Regulations promulgated thereunder, other than those that have been properly disclosed on the applicable Tax Return(s).

(l)     Under Treasury Regulations Sections 301.7701-2 and 301.7701-3, for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable), the Company is and has been since formation disregarded as an entity separate from the entity that is treated as its owner for U.S. federal income Tax purposes (a “Disregarded Entity”).

Section 4.19     Insurance.

(a)     Section 4.19(a) of the Seller Disclosure Schedule sets forth a list of the insurance policies maintained by the Company or by Seller or any Seller Affiliate on behalf of the Company (such policies, collectively, the “Policies”) as of the date hereof. The Policies are in full force and effect. All premiums due and payable under the Policies have been paid in a timely manner and the Company has complied in all material respects with the terms and conditions of all the Policies.

(b)     Except as set forth on Section 4.19(b) of the Seller Disclosure Schedule, there is no material insurance claim pending under the Policies relating to the Company, and neither Seller nor the Company has received written notice of cancellation of any of the Policies.

Section 4.20     No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller, the Company or any of their respective Affiliates who is entitled to any fee or commission from the Company in connection with the Transactions for which Buyer or the Company would be liable.

Section 4.21     Intellectual Property. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, (a) the Company owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the Business, (b) no third party has asserted in writing against Seller, the Company or any of their respective Affiliates a claim that the Company is infringing on the Intellectual Property of such third party and, (c) to the Knowledge of Seller, no third party is infringing on the Intellectual Property owned by the Company.

Section 4.22     Bank Accounts. Section 4.22 of the Seller Disclosure Schedule sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts that the Company maintains with any bank or financial institution, the names of the financial institutions maintaining each such account, and the purpose for which such account is established.

Section 4.23     No Other Representations or Warranties. Except for the representations and warranties contained in Article III and this Article IV, (a) none of Seller, the Company, any of their respective Affiliates or any of their respective Representatives has made or is making, and Buyer has not relied on, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller, the Company, the Company Assets, the Business or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness of any such information, and (b) no Person has been authorized by Seller or the Company to make any representation or warranty relating to Seller, the Company, the Company Assets, the Business or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness of any such information. Except for the representations and warranties contained in Article III and this Article IV, Seller disclaims, on behalf of itself and its Affiliates, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the Transactions or in connection with presentations by Seller’s management.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows as of the Execution Date and as of the Closing:

Section 5.1     Organization and Good Standing; Direct or Indirect Wholly Owned Subsidiary. Buyer has been duly organized or created, is validly existing and is in good standing under the Laws of its jurisdiction of formation or creation. Buyer is an indirect wholly-owned Subsidiary of ENB.

Section 5.2     Corporate Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary action of Buyer. The Transaction Documents to which Buyer is or will be a party have been or will be duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of such Transaction Documents by each other Person that is or will be a party thereto, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

Section 5.3     Non-Contravention. The execution and delivery by Buyer of the Transaction Documents to which Buyer is or will be a party, the performance of the obligations of Buyer pursuant to such Transaction Documents and the consummation of the Transactions will not constitute or result in (a) a violation of the Organizational Documents of Buyer or, (b) a breach or violation of, or a default under, any Law to which Buyer is subject, except, in the case of clause (b), as would not, individually or in the aggregate, prevent or materially delay or impair the ability of Buyer to consummate the Transactions.

Section 5.4     Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or to be made by Buyer or any of its Affiliates with, any Person (including any Government Entity), in connection with the execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is or will be a party and the consummation of the Transactions, except as would not prevent or materially delay or impair the ability of Buyer to consummate the Transactions.

Section 5.5     Litigation. As of the date hereof, there is no civil, criminal or administrative action, suit, or proceeding pending or, to the Knowledge of Buyer, threatened in writing, against Buyer or any Affiliate of Buyer, or any of their respective properties or assets before any Government Entity, except as would not, individually or in the aggregate, materially delay or impair the ability of Buyer to consummate the Transactions.

Section 5.6     No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is entitled to any fee or commission from Buyer or any of its Affiliates in connection with the Transactions for which Seller or any of its Affiliates would be liable.

Section 5.7    Acquisition as Investment. Buyer is acquiring the Equity Interests solely for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities Laws. Buyer acknowledges that the Equity Interests are not registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of the Equity Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501(a) promulgated under the 1933 Act. Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s investment in the Equity Interests. Buyer confirms that it has so evaluated the merits and risks of such investment and that it can bear the economic risk of such investment and Buyer can afford to lose its entire investment in the Equity Interests.

Section 5.8     Independent Investigation; No Other Representations or Warranties. Without limiting any rights or remedies under this Agreement or any other Transaction Document, Buyer acknowledges that it has or will as of Closing have conducted its own independent investigation, review and analysis of the assets and liabilities of the Company, the Company Assets and the Business. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any of its Representatives (except for the express written representations, warranties and covenants of Seller in this Agreement). Except for the representations and warranties contained in this Article V, (a) neither Buyer nor any of its Affiliates or any of their respective Representatives has made or is making, and Seller has not relied on, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness of any such information, and (b) no Person has been authorized by Buyer to make any representation or warranty relating to Buyer or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness of any such information. Except for the representations and warranties contained in this Article V, Buyer disclaims, on behalf of itself and its Affiliates, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Seller or its Affiliates.

Article VI
COVENANTS

Section 6.1     Access and Information.

(a)     From the date hereof until the Closing Date (or earlier termination of this Agreement in accordance with the terms hereof), subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, upon reasonable prior notice, Seller shall (i) afford Buyer and its Representatives reasonable access, during normal business hours, to the books and records, offices and properties of the Company, including, but not limited to, for the purposes of performing a non-invasive environmental assessment and limited environmental compliance review of the Company Assets, and (ii) furnish to Buyer such additional financial and other data and information regarding the Company and the Rio Bravo Pipeline System as Buyer may from time to time reasonably request. Any such access or requests shall (A) be supervised by such Persons as may be designated by Seller and (B) be conducted in such a manner so as not to interfere with any of the business or operations of Seller or the Company and shall not contravene any applicable Law. In no event shall the auditors and independent accountants of Seller, the Company or their respective Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If requested by Seller, Buyer shall enter into a customary joint defense agreement with Seller and the Company with respect to any information to be provided to Buyer pursuant to this Section 6.1(a).

(b)     From and after the Closing, in connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Government Entity, (ii) the preparation of Tax Returns or other documents related to Tax matters and the handling or administration of any Tax audit, examination or other administrative or judicial proceeding relating to Taxes and (iii) the determination of any matter relating to the rights or obligations of Seller and its Affiliates under this Agreement or any other Transaction Document (including matters contemplated by Section 2.7), subject to any applicable Law and any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, Buyer shall (A) afford Seller and its Affiliates reasonable access, during normal business hours, to the books, data, files, information and records of Buyer and its Affiliates in respect of the Company (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (B) furnish to Seller and its Affiliates such additional financial and other information regarding the Company as Seller may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (C) make available to Seller and its Affiliates the employees of Buyer and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller in connection with Seller’s inquiries for any of the purposes referred to in this Section 6.1(b); provided, however, that such access or request shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates. In no event shall the auditors and independent accountants of Buyer or its Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by Buyer, Seller shall and, to the extent applicable, shall cause its Affiliates to enter into a customary joint defense agreement with any one or more of Buyer and its Affiliates with respect to any information to be provided to Seller pursuant to this Section 6.1(b).

Section 6.2     Books and Records.

(a)     Retention by Seller. Seller and its Affiliates shall have the right to retain (i) copies of all books and records and all Tax Returns and other information and documents (A) relating to Tax matters of the Company relating to periods ending on or prior to the Closing Date, (B) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (C) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, in each case subject to compliance in all material respects with applicable Laws, and (ii) all data room materials and copies of all books and records prepared in connection with the Transactions, including (A) any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or (B) financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of any of Seller or the Company.

(b)     Delivery to Buyer. No later than twenty-four (24) hours prior to the Closing, Seller shall provide Buyer with full access to all operating procedures, manuals, guidelines and other procedures used in connection with the Business (collectively, the “Manuals”). To the extent not already in the possession of the Company as of the Closing, Seller shall deliver to Buyer promptly following the Closing a copy of all of the Manuals and, to the extent in the possession of Seller or its Affiliates, all other books and records (excluding personal information that Seller would be prohibited from disclosing by applicable Laws) relating to the Company and the Business, including all (i) Tax Returns and other information and documents relating to Tax matters of the Company, (ii) copies of all financial information and all other accounting books and records, (iii) land and right of way records, (iv) compliance records, (v) minute books, (vi) member transfer ledgers, (vii) company seals, (viii) operating records, and (ix) operating and maintenance expenditures records; provided, however, that neither Seller nor any of its Affiliates will be obligated under this Section 6.2(b) to deliver or provide access to any Tax Return, or other information or documents relating to Tax matters or any such Tax Return, of Seller or any of its Affiliates that includes Taxes or Tax information attributable to the Company or the Business, including any such Tax Return filed on a consolidated, combined, affiliated, unitary or pass through basis or that includes the Company or the Business by reason of the Company being classified for U.S. federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and 301.7701-3 as an entity disregarded as separate from the entity that is treated as its owner for U.S. federal income Tax purposes.

Section 6.3     Conduct of Business.

(a)     During the period from the date hereof to the Closing, except (A) as required by applicable Laws, (B) as otherwise contemplated by this Agreement, (C) for matters identified on Section 6.3(a) of the Seller Disclosure Schedule (including in the budget attached thereto (as may be amended pursuant to Section 6.3(c) or Section 6.5, the “Budget”)), (D) for actions taken in response to a business emergency, or (E) as Buyer otherwise consents in writing in advance (which consent may be withheld in Buyer’s sole discretion for all matters set forth in this Section 6.3(a) except with respect to consent for the matters set forth in Section 6.3(a)(ix), (x), (xii), (xiii) and (xvii), which may be withheld in Buyer’s reasonable discretion), (x) Seller shall cause the Company to conduct the Business in the reasonable course of business, to use its commercially reasonable efforts to preserve intact the business of the Company and its relationships with its material customers, suppliers and creditors and (y) Seller shall cause the Company not to:

(i)     sell, lease, license, transfer or dispose of any assets other than in the ordinary course of business;

(ii)     amend the Organizational Documents of the Company;

(iii)     issue, sell, pledge, transfer, dispose of or create any Encumbrance (other than Permitted Encumbrances or Encumbrances that will be discharged prior to Closing) on any assets of the Company or any of the Equity Interests;

(iv)     split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of the Equity Interests;

(v)     settle any proceeding (other than one relating to Taxes) against the Company unless such settlement (A) requires payment of less than $100,000 by the Company, (B) involves the unconditional release of the Company with respect to the subject matter of the proceeding and (C) does not impose any material obligations on the business or operations of the Company after the Closing;

(vi)     (A) make any capital expenditure (or series of related capital expenditures) or (B) enter into any commitment (or series of related commitments) with respect to any financial obligation (including any that relates to capital expenditures), in each case other than capital expenditures and commitments that are not in excess of the amounts set forth in the Budget;

(vii)     merge or consolidate with any Person or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(viii)     incur any Indebtedness;

(ix)     make any filings with the FERC or any other Government Entity other than such filings made in the ordinary course of business, provided, in such case, that at least seven (7) days’ advance written notice has been provided to Buyer, or, if the FERC requests any such filing within less than seven (7) days, without providing notice to Buyer immediately upon receipt of such request;

(x)     amend any Environmental Permit currently held by the Company or modify any pending Environmental Permit application required for the operation of the Business or the construction of the Rio Bravo Pipeline System other than such amendment or modification in the ordinary course of business, provided, in such case, that at least seven (7) days’ advance written notice has been provided to Buyer, or, if such amendment or modification must be completed within less than seven (7) days, without providing notice to Buyer immediately upon Seller becoming aware of any required amendment or modification, and first providing Buyer with the opportunity to review and comment upon such amendment or modification;

(xi)     take any action that could reasonably be expected to adversely affect issuance of the USACE Permit;

(xii)     (A) make any new Tax election or change or revoke any existing Tax election, (B) settle or compromise any Tax liability or refund, (C) file any amended Tax Return or claim for refund, or (D) enter into any closing agreement affecting any Tax liability or refund which, in each case, are or could reasonably be expected to be material to the business, financial condition or the results of operations of the Company;

(xiii)     subject to clause (xiv) below, (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date hereof, (B) materially amend any Material Contract or (C) terminate any Material Contract;

(xiv)     (A) initiate or solicit a request for proposal for, (B) respond to any proposals or discuss strategy for, (C) negotiate any of the material terms and conditions of or (D) otherwise enter into any Contract for the engineering, procurement or construction of any Company Assets (or for management services for any of the foregoing);

(xv)     hire or otherwise employ any individual;

(xvi)     adopt, sponsor, maintain or contribute to any Benefit Plan;

(xvii)     communicate in writing with any Government Entity regarding material issues related to the issuance of the USACE Permit without providing Buyer with the reasonable opportunity to review and comment upon such communication; or

(xviii)     authorize or enter into any binding agreement or commitment with respect to any of the foregoing.

(b)     For the avoidance of doubt, nothing contained in this Section 6.3 is intended to give Buyer, directly or indirectly, the right to control or direct the Business or the operations of Seller or the Company prior to the Closing. Prior to the Closing, each of Seller, the Company and Buyer shall exercise complete control and supervision over their respective operations.

(c)     If the Closing has not occurred on or prior to June 30, 2020, the Parties shall work together in good faith to attempt to agree to an amendment to the Budget solely for the purpose of extending the Budget through December 31, 2020.

Section 6.4     Regulatory Approvals. Each of Seller and Buyer shall use commercially reasonable efforts to obtain as promptly as practicable any Regulatory Approvals. Seller shall use commercially reasonable efforts to obtain the USACE Permit as promptly as practicable. Seller shall keep Buyer reasonably informed of its efforts to obtain the USACE Permit, as well as keep Buyer reasonably informed with respect to any material communications to or from the relevant Government Entities with respect to the same.

Section 6.5     Supplemental Disclosure. The Seller Disclosure Schedule may, from time to time, prior to the Closing Date, be supplemented or amended by Seller with respect to any event, condition, fact or circumstance that arises following the date of this Agreement that if existing, occurring or known at the date of this Agreement would cause or constitute an inaccuracy in, or breach of, any representation or warranty of Seller in this Agreement other than a Fundamental Representation (a “Disclosure Schedule Supplement”). No Disclosure Schedule Supplement shall have any effect for any purposes of this Agreement, including (a) determining whether the conditions set forth in Section 7.1 have been fulfilled and (b) Seller’s indemnification obligations under Article IX; provided, however, that any Disclosure Schedule Supplement to (i) Section 4.10(a) of the Seller Disclosure Schedule with respect to any Material Contract entered into, amended or terminated in compliance with Section 6.3 or that has expired in accordance with its terms, (ii) Section 4.14(a), Section 4.14(b) or Section 4.14(c) of the Seller Disclosure Schedule that reflects an acquisition of Real Property in compliance with Section 6.3, or (iii) Section 4.13(c) or Section 4.15(e) of the Seller Disclosure Schedule with respect to any Permit or Environmental Permit obtained or applied for by the Company in compliance with Section 6.3 shall in each case update such Seller Disclosure Schedule for the purposes of (x) determining whether the conditions set forth in Section 7.1 have been fulfilled and (y) Seller’s indemnification obligations under Article IX.

Section 6.6     Insurance.

(a)     Seller agrees to maintain the Policies in full force and effect until Closing. All coverage and benefits under the Policies and any other insurance policies of Seller or its Affiliates (subject to the terms thereof) benefiting the Company and, in each case, the Business, shall cease at the Closing as to the Company. On and after the Closing Date, Buyer shall, or shall cause its Affiliates to, obtain and maintain any and all insurance coverage and protection relating to the Company and the Business.

(b)     If between the date hereof and the Closing Date Seller becomes aware of a loss that has occurred to all or any portion of the Company Assets, which such loss is potentially covered by any of the Policies and such loss exceeds the applicable deductible under such Policy, then Seller shall cause the Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the Company any insurance proceeds received by Seller or any of its Affiliates (other than the Company) for such loss.

(c)     If between the date hereof and the Closing Date Seller becomes aware of any claim of liability made against the Company or a circumstance arises that may give rise to a liability claim against the Company, which such claim or circumstance is potentially covered by any of the Policies and such claim or circumstance exceeds the applicable deductible under such Policy, then Seller shall cause the Company to file a claim with the applicable insurance carriers and shall pay or cause to be paid to the Company any insurance proceeds received by Seller or any of its Affiliates (other than the Company) for such loss.

Section 6.7     Tax Matters.

(a)     Tax Indemnity by Seller. Seller shall be liable for and indemnify the Buyer Indemnified Parties for any Taxes or any liability under any Tax sharing, Tax allocation, Tax reimbursement, Tax indemnification or similar agreement (other than commercial agreements with third parties not primarily related to Taxes), imposed on or with respect to the Company or for which the Company may otherwise be liable for any taxable year or period that begins before the Closing and ends on or before the Closing Date (a “Pre-Closing Period”) and, with respect to any taxable year or period beginning on or before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year or period ending at the end of the Closing Date. For the absence of doubt, the Tax indemnity in this Section 6.7 is intended to cover any such Taxes imposed on the Company under Treasury Regulations Section 1.1502-6 (and corresponding provisions of state, local or foreign Law) as a result of being a member of the Parent Combined Group on or prior to the Closing Date, or as a result of transferee or successor liability. With respect to any Tax, this indemnity and, to the extent it covers the subject matter of this Section 6.7, the indemnity in Section 9.2(a), shall survive until the date that is sixty (60) days after the relevant Tax Authority is no longer entitled to assess or reassess any Person in respect of such Tax.

(b)     Tax Indemnity by Buyer. Buyer shall be liable for and indemnify the Seller Indemnified Parties for Taxes imposed on or with respect to the Company for any taxable year or period other than a Pre-Closing Period and, with respect to any Straddle Period, the portion of such taxable year or period beginning after the Closing Date. No later than thirty (30) days after the Closing Date, Buyer shall pay to Seller any amounts of Taxes for which Buyer is liable under this Section 6.7(b) to the extent actually paid by any of the Seller Indemnified Parties or the Company to any Tax Authority prior to the Closing Date in accordance with applicable Law.

(c)     Computation of Tax Liabilities. For purposes of Section 6.7(a) and Section 6.7(b), whenever it is necessary to determine the portion of any Taxes of the Company for a Straddle Period that is allocable to the portion of such taxable year or period ending at the end of the Closing Date, the determination shall be made (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis and (ii) in the case of any other Taxes, based on an interim closing of the books of the Company as of the end of the Closing Date; provided, however, that any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date or after the Closing shall be deemed for the purposes of Section 6.7(a) and Section 6.7(b) to have taken place or arisen after the Closing Date.

(d)     Tax Treatment of Tax Indemnity Payments. Any payment by Buyer or Seller under Section 6.7(a) or Section 6.7(b) will, to the maximum extent permitted by applicable Law, be an adjustment to the Purchase Price for Tax purposes.

(e)     Tax Returns.

(i)     Seller shall prepare and file or prepare and deliver to Buyer for filing when due all Tax Returns that are required to be filed by or with respect to the Company for Pre-Closing Periods. Each such Tax Return shall be prepared in a manner that is consistent, in all respects, with the prior practice of the Company (including prior Tax elections and accounting methods or conventions made or utilized by the Company), except as required by applicable Law. With respect to each such Tax Return to be filed after the Closing Date by the Company, Seller shall deliver such Tax Return (excluding any Parent Combined Income Tax Returns) to Buyer for its review at least thirty (30) days prior to the due date for filing (taking into account any applicable extensions) and shall, provided that Buyer delivers comments on such Tax Return at least fifteen (15) days prior to the due date for filing, take Buyer’s comments into account in good faith; provided, however, that notwithstanding the foregoing, Seller shall not be required to make such delivery to Buyer earlier than ten (10) days following the close of the applicable Pre-Closing Period.

(ii)     Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company (excluding, for all purposes of this Section 6.7(e)(ii) any Parent Combined Income Tax Returns). Buyer shall deliver any such Tax Returns relating to Straddle Periods to Seller for its review at least thirty (30) days prior to the due date for filing; provided, however, that notwithstanding the foregoing, Buyer shall not be required to make such delivery to Seller earlier than ten (10) days following the close of the applicable Straddle Period. Buyer shall, prior to filing such Tax Returns, make any changes reasonably requested by Seller which solely affect Seller’s liability under Section 6.7(a), provided such changes are delivered to Buyer at least fifteen (15) days prior to the due date for filing. If Buyer objects to making such changes, Buyer shall only be obligated to make such changes if a Tax Expert determines that such changes cause the relevant Tax Return to be a more accurate reflection of applicable Law, with the costs (including the fees of the Tax Expert) related to such determination to be borne by Buyer if Buyer is obligated pursuant to this sentence to make such changes and otherwise borne by Seller. Any Tax Returns relating to Straddle Periods shall be prepared in a manner that is consistent, in all respects, with the prior practice of the Company (including prior Tax elections and accounting methods or conventions made or utilized by the Company), except as required by applicable Law. Upon the written request of Buyer setting forth the amount owed, Seller shall pay to Buyer, no later five (5) days prior to the due date for the applicable Tax Return, the Taxes for which Seller is liable pursuant to this Agreement but which are payable with any Tax Return to be filed by Buyer or any of its Affiliates (including, from and after the Closing, the Company) pursuant to this Agreement.

(f)     Tax Proceedings. From and after the Closing, Buyer shall notify Seller in writing within thirty (30) days of receipt by Buyer or any of its Affiliates (including, from and after the Closing, the Company) of notice of any pending or threatened federal, state, local, provincial, territorial or foreign Tax audits or assessments that may affect the Tax Liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to Section 6.7(a). Seller shall not be required to indemnify Buyer for any Tax Liabilities to the extent that Buyer’s failure to notify Seller pursuant to this Section 6.7(f) shall have materially and adversely affected Seller’s rights or obligations under this Agreement. Seller shall notify Buyer in writing within thirty (30) days of receipt by Seller or any of its Affiliates of notice of any pending or threatened Tax audit, assessment or other proceeding regarding the Company. In the event of any Tax audit or administrative or court proceeding relating to a Pre-Closing Period or a Straddle Period or a taxable year or period that begins after the Closing Date that may be the subject of indemnification pursuant to Section 6.7(a), (i) to the extent the issues can be separated in all material respects (including as to settlements) into those for which Seller would be liable under Section 6.7(a) (and which do not, and could not reasonably be expected to, affect the Tax liability of Buyer or the Company or any of their Affiliates except to the extent Seller is liable for such Tax liability under Section 6.7(a)) and all other issues, then Seller shall control the defense of those issues for which it would be liable, provided, however, that Seller shall keep Buyer reasonably informed with regard to such audit or proceeding, and Buyer shall control the defense of all other issues, employing counsel of their choice, at its own expense and (ii) to the extent the issues cannot be so separated, Buyer shall be entitled to control the defense employing counsel of its choice, provided that (A) Buyer shall use its best efforts to separate the issues in all material respects into those for which Seller would be liable under Section 6.7(a) and all other issues and (B) Seller (along with counsel and other advisors of its choice) shall be entitled to participate at its sole cost and expense in the defense with respect to the issues for which Seller would be liable under Section 6.7(a). From and after the Closing, neither Buyer nor any of its Affiliates (including, from and after the Closing, the Company) shall agree to settle any Tax claim that may be the subject of indemnification by Seller under Section 6.7(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this Section 6.7(f) shall not apply to any Parent Combined Income Tax Returns; provided that Seller shall notify Buyer in writing within thirty (30) days of receipt by Seller or any of its Affiliates of notice of any pending or threatened Tax audit, assessment or other proceeding regarding such Parent Combined Income Tax Returns if such Tax audit, assessment or other proceeding is reasonably expected to result in a Tax that may be allocated to Buyer pursuant to this Section 6.7(c).

(g)     Cooperation with Respect to Taxes. After the Closing Date, Buyer and Seller shall, and shall cause their respective Affiliates to, assist Seller or Buyer, as applicable, in preparing and filing any Tax Returns or reports that Seller or Buyer, as applicable, is responsible for preparing and filing in accordance with this Section 6.7. After the Closing Date, Seller and Buyer shall, and shall cause their respective Affiliates to, (i) cooperate fully in preparing for any audits of, or disputes with, Tax Authorities regarding any Tax Returns or Tax matters of or with respect to the Company, (ii) make available to the others and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Company and (iii) provide timely notice to the other Party in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other Party may have a liability under this Section 6.7, and reasonably furnish the other Party with copies of all relevant written correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period. Notwithstanding anything in this Agreement, Buyer shall have no right to inspect or review any Parent Combined Income Tax Returns; provided that Buyer may inspect or review any work papers with respect to such Parent Combined Income Tax Returns if such work papers relate to a Tax that is allocated to Buyer pursuant to Section 6.7(c).

(h)     Income Tax Treatment. As a result of the Company being a Disregarded Entity at the time of the Closing for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable), Buyer and Seller intend that the purchase of the Equity Interests pursuant to this Agreement be treated for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable) as the taxable purchase by Buyer of the assets of the Company in exchange for the Purchase Price and other items of consideration for U.S. federal income Tax purposes (including any assumed liabilities as determined for U.S. federal income Tax purposes). Buyer and Seller agree to report and file (and cause their respective Affiliates to report and file) their U.S. federal income Tax Returns (and state and local income Tax Returns where applicable) in all respects and for all purposes consistent with such intended treatment.

(i)     Allocation of Purchase Price. Within sixty (60) days after final determination of the Final Payment pursuant to Section 2.7, Buyer shall determine and deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price and other items of consideration for U.S. federal income Tax purposes (including any assumed liabilities as determined for U.S. federal income Tax purposes) among the assets of the Company, which allocation shall be consistent with Section 1060 and the Treasury Regulations thereunder. Seller may dispute any amounts reflected on the Allocation Schedule by providing written notice to Buyer of the disputed items, and setting forth in reasonable detail the basis of such dispute, within forty-five (45) days following receipt of the Allocation Schedule. Buyer and Seller shall use commercially reasonable efforts to resolve such disputed items. If Buyer and Seller are unable to reach an agreement within a reasonable amount of time after Seller’s receipt of the Allocation Schedule, each of Buyer and Seller shall use its own allocation schedule. If Buyer and Seller agree to the Allocation Schedule, then Buyer and Seller agree (i) to file, and to cause their respective Affiliates to file, all Tax Returns (including IRS Form 8594, Asset Acquisition Statement Under Section 1060) in a manner consistent with the Allocation Schedule (as modified by the mutual agreement of Buyer and Seller) and (ii) not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return provided, however, that such Allocation Schedule shall be further revised, as necessary and in a manner consistent with the allocation contained therein, to reflect any adjustment to the Purchase Price pursuant to Section 6.7(d), Section 9.7 or that is not otherwise reflected in such allocation.

(j)      Amendments, Etc.

(i)     Neither Buyer nor its Affiliates (including, from and after the Closing, the Company) shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of the Company for any Pre-Closing Period or for any Straddle Period without the prior written consent of Seller, or (B) request an audit by any Tax Authority or voluntarily approach any Tax Authority that may result in an assessment for any Pre-Closing Period or a Straddle Period of the Company without the prior written consent of Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by Buyer of the covenants contained in this Section 6.7(j)(i).

(ii)     Neither Seller nor any of its Affiliates shall, except as otherwise required by Law, (A) re-file or amend any Tax Returns of the Company without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) request an audit by any Tax Authority that may result in an assessment of the Company without the prior written consent of Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable for indemnification for any Taxes that arise as a direct result of a breach by Seller of the covenants contained in this Section 6.7(j)(ii).

(k)     Transfer Taxes. The Parties currently do not anticipate that any transfer, sales, use, documentary, stamp or other similar Taxes will arise as a result of the consummation of the Transactions (collectively, “Transfer Taxes”). Notwithstanding the foregoing, if any Transfer Taxes arise as a result of the consummation of the Transactions, the payment of any and all such Transfer Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, shall be borne by one-half by Buyer and one-half by Seller. The Parties agree to cooperate with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the Transactions and use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(l)     Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax law or pursuant to any other applicable Laws; provided, however, Buyer shall provide at least five (5) Business Days’ written notice to Seller if Buyer intends to withhold any amounts under this paragraph. To the extent such amounts are so deducted or withheld, such amounts shall be required to be remitted to the proper Government Entity and shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. Upon making such payments to the appropriate Government Entity, Buyer shall be treated as having paid the amounts deducted or withheld as otherwise required hereunder.

(m)     Tax Refunds. Any and all cash Tax refunds received by Buyer, which relate to Taxes paid by Seller with respect to the Company that are attributable to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date shall be for the account of the Seller. The amount of any such cash Tax refund, less any reasonable, third-party costs associated with obtaining such refund, shall be paid to the Seller within fifteen (15) days after receipt thereof.

Section 6.8     Confidentiality. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall survive the execution of this Agreement and remain in full force and effect until (a) the Closing, or (b) if this Agreement is validly terminated prior to the Closing, the date that is two (2) years after the date of such valid termination. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference, and Buyer shall have the benefits and burdens of the Confidentiality Agreement as if it were a party thereto. Buyer acknowledges and agrees that any information made available to Buyer pursuant to Section 6.1 or otherwise by or on behalf of Seller, the Company or any of their respective Representatives prior to the Closing shall be subject to the terms and conditions of the Confidentiality Agreement. In addition, from and after the Closing, Seller shall be required to keep confidential all information pertaining to the Company and its Business in the same manner that Buyer was prior to Closing.

Section 6.9     Intercompany Payables and Intercompany Receivables. Prior to the Closing, Seller shall (and, if applicable, shall cause its Affiliates to) cancel and extinguish any and all Intercompany Payables and Intercompany Receivables.

Section 6.10     Company Marks. Seller hereby agrees that upon and after the Closing, Buyer shall have the sole right to the use words “Rio Bravo” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Company Marks”). As soon as reasonably practicable, but in no event more than thirty (30) days after the Closing, Seller shall not, and shall cause its Affiliates (other than the Company) not to, (a) use any of the Company’s Marks, whether as part of a trade name or corporate name, in connection with any product or service, or otherwise, or (b) hold itself out as having any affiliation with the Company (other than referring to Seller’s historical ownership of the Company in a factual manner). The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 6.10 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at Law or in equity.

Section 6.11     Covenant to Satisfy Closing Conditions. Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to (a) satisfy or cause the satisfaction of the conditions precedent to the completion of the Transactions as set forth in Article VII (to the extent the same is within its control) and (b) take or cause to be taken all other actions and to do or cause to be done all other things necessary to permit the consummation of the Transactions in accordance with its obligations under this Agreement and cooperate with the other Parties in connection therewith. In connection with the foregoing, prior to the Closing, Seller shall use commercially reasonable efforts to facilitate the Company’s and Rio Grande’s entering into the Rio Bravo Ocelot Agreement, the Rio Grande Ocelot Agreement, the Port of Brownsville Reimbursement Agreement, the Rio Bravo Wetlands Agreement and the Rio Grande Wetlands Agreement, as applicable, at or prior to the Closing.

Section 6.12     Intercompany Agreements. Except for (a) the Intercompany Agreements set forth on Section 6.12 of the Seller Disclosure Schedule and (b) Intercompany Payables and Intercompany Receivables, all Liabilities of the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, with respect to the Intercompany Agreements will automatically terminate in their entirety effective as of the Closing without any further actions by the Parties and will thereby be deemed voided, cancelled and discharged in their entirety.

Section 6.13     Renewal of Option Agreements. Prior to the Closing, Seller shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause the Company to, renew and/or extend (a) the Expired Option Agreements and (b) any Option Agreement that expires pursuant to its terms on or before the Closing Date.

Section 6.14     Conduct of Business After Closing.

(a)     During the period from the Closing Date through the later of (i) the date that is ninety (90) days following the PA Termination Date or (ii) if either Buyer has made a Buyer Repurchase Election or Seller has made a Seller Repurchase Election, the Effective Date (as defined in the Post-Closing Membership Interests Assignment Agreement between the Parties entered into pursuant to Section 2.9 or Section 2.10, as applicable), except (A) as required by applicable Laws, (B) as otherwise contemplated by this Agreement, (C) for actions taken in response to a business emergency, or (D) as Seller otherwise consents in writing in advance (which consent may be withheld in Seller’s reasonable discretion), Buyer shall cause the Company not to: (1) incur any Indebtedness except as Buyer deems in good faith necessary or appropriate to continue development of the Rio Bravo Pipeline System, or (2) engage in any business unrelated to the development, construction or operation of the Rio Bravo Pipeline System.

(b)     During the period from the Closing Date through the later of (i) the date that is ninety-five (95) days following the PA Termination Date or (ii) if either Buyer has made a Buyer Repurchase Election or Seller has made a Seller Repurchase Election, the Effective Date (as defined in the Post-Closing Membership Interests Assignment Agreement between the Parties entered into pursuant to Section 2.9 or Section 2.10, as applicable), the Company shall pay (and Buyer shall cause the Company to pay) all costs allocable to it under the Rio Bravo Ocelot Agreement, the Port of Brownsville Reimbursement Agreement and the Rio Bravo Wetlands Agreement.

(c)     During the period from the Closing Date through the later of (i) the date that is ninety-five (95) days following the PA Termination Date or (ii) if either Buyer has made a Buyer Repurchase Election or Seller has made a Seller Repurchase Election, the Effective Date (as defined in the Post-Closing Membership Interests Assignment Agreement between the Parties entered into pursuant to Section 2.9 or Section 2.10, as applicable), Seller shall cause Rio Grande to pay all costs allocable to it under the Rio Grande Ocelot Agreement, the Port of Brownsville Reimbursement Agreement and the Rio Grande Wetlands Agreement.

(d)     For the avoidance of doubt, nothing contained in this Section 6.14 is intended to give (i) Seller, directly or indirectly, the right to control or direct the Business or the operations of Buyer or the Company after the Closing or (ii) Buyer, directly or indirectly, the right to control or direct the operations of Seller after the Closing. After the Closing, each of Buyer, the Company and Seller shall exercise complete control and supervision over their respective operations.

Article VII
CONDITIONS TO CLOSING

Section 7.1     Conditions to the Obligations of Buyer. The obligation of Buyer to complete the Transactions is subject to the satisfaction (or waiver in writing by Buyer), at or prior to the Closing, of each of the following conditions:

(a)     No Prohibition. No Law or preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect; provided, however, that Buyer may not rely on this condition if any such injunction or other order, decree or ruling results from claims made by or on behalf of Buyer or any of its Affiliates.

(b)     Representations and Warranties. Each of the Fundamental Representations of Seller and the representations and warranties set forth in Section 4.18(l) shall be true and correct in all respects as of the Closing as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct (without giving effect to any “materiality” or Material Adverse Effect qualifiers contained therein) as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)     Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing by Seller or its Affiliates shall have been duly performed by Seller or its Affiliates in all material respects.

(d)     No Material Adverse Effect. There shall not have occurred, since the Execution Date, a Material Adverse Effect.

(e)     Certificate. Seller shall have delivered to Buyer a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied; provided, however, that Seller shall be entitled to modify its certificate to reflect any event, state of facts or circumstances relating to the representations and warranties of Seller that are necessary in order to make such certificate true and correct.

(f)     USACE Permit. The Company shall have received the USACE Permit in a form containing customary conditions.

(g)     Mitigation Agreements. The Company shall have entered into the Rio Bravo Ocelot Agreement, the Port of Brownsville Reimbursement Agreement and the Rio Bravo Wetlands Agreement and Rio Grande shall have entered into the Rio Grande Ocelot Agreement, the Port of Brownsville Reimbursement Agreement and the Rio Grande Wetlands Agreement.

(h)     Closing Deliverables. Seller shall have delivered to Buyer each closing deliverable required to be delivered by Seller pursuant to Section 2.6.

Section 7.2     Conditions to the Obligations of Seller. The obligation of Seller to complete the Transactions is subject to the satisfaction (or waiver in writing by Seller), at or prior to the Closing, of each of the following conditions:

(a)     No Prohibition. No Law or preliminary or permanent injunction or other order, decree or ruling issued by a Government Entity which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect; provided, however, that Seller may not rely on this condition if such injunction or other order, decree or ruling results from claims by or on behalf of Seller or any of its Affiliates.

(b)     Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (or in the case of a representation and warranty qualified by “materiality,” in all respects) as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or in the case of a representation and warranty qualified by “materiality,” in all respects) as of such earlier date).

(c)     Covenants. The covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing by Buyer or its Affiliates shall have been duly performed by Buyer or its Affiliates in all material respects.

(d)     Certificate. Buyer shall have delivered to Seller a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)     USACE Permit. The Company shall have received the USACE Permit in a form containing customary conditions.

(f)     Closing Deliverables. Buyer shall have delivered to Seller each closing deliverable required to be delivered by Buyer pursuant to Section 2.5.

Article VIII
TERMINATION

Section 8.1     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written agreement of Seller and Buyer.

Section 8.2     Termination by Either Party. This Agreement may be terminated by either Seller or Buyer by written notice to the other Party at any time prior to the Closing:

(a)     if the Closing shall not have occurred on or prior to December 31, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a Party if the failure of that Party to fulfill any of its obligations under this Agreement has principally caused or resulted in the failure of the Closing to occur prior to the Outside Date; or

(b)     if any court of competent jurisdiction or a Government Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to a Party if the failure of that Party to fulfill any of its obligations under this Agreement has principally caused or resulted in such order, decree, ruling or action.

Section 8.3     Termination by Seller. This Agreement may be terminated by Seller in writing at any time prior to the Closing if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in either case such that any of the conditions set forth in Section 7.2(b) or Section 7.2(c) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (a) thirty (30) days after written notice thereof is given by Seller to Buyer and (b) one (1) Business Day prior to the Outside Date; provided that Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 not to be satisfied.

Section 8.4     Termination by Buyer. This Agreement may be terminated by Buyer in writing at any time prior to the Closing if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or any such representation and warranty shall have become untrue after the date of this Agreement, in either case such that any of the conditions set forth in Section 7.1(b) or Section 7.1(c) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (a) thirty (30) days after written notice thereof is given by Buyer to Seller and (b) one (1) Business Day prior to the Outside Date; provided that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.2 not to be satisfied.

Section 8.5     Effect of Termination.

(a)     In the event of the termination of this Agreement in accordance with the terms hereof, this Agreement shall thereafter become void and have no effect, and, except as set forth in this Section 8.5, the Parties shall not have any liability to any other Party or their respective Affiliates, or their respective partners, directors, officers or employees, pursuant to this Agreement except for the obligations of the Parties contained in Section 6.1, Section 6.8, this Section 8.5, Article X and any related definitional provisions set forth in Article I, each of which shall remain in full force and effect.

(b)     Notwithstanding the foregoing, nothing in this Section 8.5 shall relieve any of the Parties from liability for any willful, intentional or knowing breach of this Agreement that arose prior to any termination in accordance with the terms hereof.

Article IX
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 9.1     Survival. The representations and warranties in Section 3.1 (Organization and Good Standing), Section 3.2 (Corporate Authorization), Section 3.3 (Ownership of Interests), Section 3.4(a) (Non-Contravention), Section 4.1 (Organization and Good Standing), Section 4.2 (Capitalization), Section 4.3 (Equity Interests), Section 4.4(a) (Non-Contravention), Section 4.6 (Preferential Purchase Rights), Section 4.8(b) (No Indebtedness), Section 4.20 (No Brokers or Finders), Section 5.1 (Organization and Good Standing; Direct or Indirect Wholly Owned Subsidiary), Section 5.2 (Corporate Authorization), Section 5.3(a) (Non-Contravention), and Section 5.6 (No Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive the Closing for a period of five (5) years from the Closing Date, the representations and warranties of Seller in Section 4.18 (Tax Matters) and in Section 4.16(c) and (d) (Employee Benefit Matters) and Section 4.17 (Employment and Labor Matters) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect thereto (taking into account any extensions or waivers thereof), and all other representations and warranties in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Section 9.2 or Section 9.3 thereafter). All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing. The period during which any such representation, warranty, covenant or agreement survives is the “Survival Period” for such representation, warranty, covenant or agreement. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate shall, along with any applicable indemnity obligation, survive until such Losses are finally resolved and paid, with respect to Losses in respect of which notice, in reasonable detail, is given pursuant to this Agreement prior to the end of the Survival Period for such representation, warranty, covenant or agreement.

Section 9.2     Indemnification by Seller. Subject to the limitations set forth in Section 9.4, Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless, without duplication, Buyer, its Affiliates (including the Company) and their respective directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses actually suffered or incurred by any of the Buyer Indemnified Parties, to the extent arising out of:

(a)     any breach of any representation or warranty made by Seller in Article III or Article IV for the applicable Survival Period of such representation or warranty; and

(b)     any breach by Seller or any of its Affiliates of any covenant or agreement made by Seller in this Agreement for the applicable Survival Period of such covenant or agreement.

Section 9.3     Indemnification by Buyer. Subject to the limitations set forth in Section 9.4, Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless each of Seller, its Affiliates (other than the Company) and their respective directors, officers, shareholders, trustees and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and, collectively with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties, to the extent arising out of:

(a)     any breach of any representation or warranty made by Buyer in Article V for the applicable Survival Period of such representation or warranty; and

(b)     any breach by Buyer or any of its Affiliates of any covenant or agreement made by Buyer in this Agreement for the applicable Survival Period of such covenant or agreement.

Section 9.4     Limitations.

(a)     Except with respect to Losses arising out of any breach of Seller’s Fundamental Representations or Tax representations in Section 4.18, Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 9.2(a) unless and until the aggregate of all Losses therefrom for which Seller would otherwise be liable exceeds an amount equal to $[***] (the “Deductible”), after which Seller shall only be liable for Losses in excess of the Deductible. In no event shall Seller’s aggregate liability to the Buyer Indemnified Parties pursuant to Section 9.2(a) exceed $[***]; provided that the foregoing limit shall not apply to any breach of any of the Fundamental Representations or the representation and warranty in Section 4.18. In no event shall Seller’s aggregate liability to the Buyer Indemnified Parties for Losses with respect to matters contained in Section 9.2 exceed an amount equal to the Purchase Price.

(b)     For purposes of determining whether there has been any breach of any representation or warranty set forth in Article III or Article IV, and for purposes of determining the amount of Losses resulting from any such breach, each such representation or warranty shall be read without regard and without giving effect to the term “material,” “materiality,” or “Material Adverse Effect” or similar phrases contained in such representation or warranty.

(c)     Notwithstanding anything herein to the contrary, no Buyer Indemnified Party or Seller Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, has been reimbursed for such amount under any other provision of this Agreement.

(d)     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS Article IX FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS OR DIMINUTION OF VALUE OR ANY LOSS OF GOODWILL OR POSSIBLE BUSINESS AFTER THE CLOSING, WHETHER ACTUAL OR PROSPECTIVE, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY THIRD-PARTY CLAIM AGAINST INDEMNIFIED PARTY FOR WHICH SUCH INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 9.5     Third-Party Claim Indemnification Procedures.

(a)     In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (other than those relating to Taxes, which are the subject of Section 6.7) (a “Third-Party Claim”) such Indemnified Party shall promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of a Third-Party Claim, notify the party or parties from whom indemnification is sought (collectively, the “Indemnifying Party”) in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced. The Indemnifying Party shall have fifteen (15) Business Days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b)     In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ a single separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party shall participate in such defense and employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates.

(c)     If the Indemnifying Party elects not to, or is deemed to elect not to, defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party (i) shall diligently defend such Third-Party Claim and (ii) may not enter into a settlement thereof without obtaining approval of the Indemnifying Party (which approval shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party will not be seeking indemnification from the Indemnifying Party for any amounts paid pursuant to such settlement thereof or for any other consequences of such Third-Party Claim.

(d)     The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e)     The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. For the avoidance of doubt, nothing in this Section 9.5 shall be construed as a waiver by an Indemnified Party or an Indemnifying Party of any privilege, including any privilege associated with separate counsel as described herein.

Section 9.6     Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article IX, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party (provided that, in the event of a good faith dispute with respect to a Loss, the Indemnifying Party shall promptly pay the portion of such Loss, if any, that is not subject to dispute). In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than thirty (30) days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties to such dispute have agreed to submit thereto.

Section 9.7     Adjustment to Purchase Price for Tax Purposes. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 9.2 or Section 9.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes, to the maximum extent permitted by Law.

Section 9.8    Remedies; Exclusive Remedy. Except in the case of common law actual fraud and as otherwise provided in Section 2.9, Section 2.10 and Section 10.10, from and after the Closing, the rights and remedies under this Article IX are exclusive and in lieu of any and all other rights and remedies that the Seller Indemnified Parties may have against Buyer and the Company or the Buyer Indemnified Parties may have against Seller with respect to the Transactions or under this Agreement (including the breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement). Each of Seller and Buyer, respectively, from and after the Closing, expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party or its Affiliates, now or in the future under any Law with respect to the Transactions (other than with respect to the Rio Bravo Pipeline PA) or under this Agreement (including the breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement), except in the case of common law actual fraud and as otherwise provided in Section 2.9 or Section 2.10. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to the Transactions.

Section 9.9     Express Negligence. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN Section 6.1(a), THE PAYMENT, DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 9.10     Tax Indemnification. To the extent that Seller or Buyer may be liable for indemnification for any Taxes under both Section 6.7 and this Article IX, Seller or Buyer, as applicable, shall only be liable under Section 6.7.

Article X
MISCELLANEOUS

Section 10.1     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested) or (c) on the date sent by email (upon confirmation that such email was received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to Seller and Buyer, respectively, at the following addresses or e-mail addresses (or at such other address or e-mail address for such Party as shall be specified for such purpose in a notice given in accordance with this Section 10.1):

If to Seller:

NextDecade LNG, LLC

c/o NextDecade Corporation
1000 Louisiana Street, Suite 3900
Houston, TX 77002
Email: kdelima@next-decade.com
Attn: Krysta De Lima, General Counsel

With a copy (which shall not constitute notice) to:

K&L Gates LLP
214 N. Tryon St.
Charlotte, NC 98202
Email: Sean.Jones@klgates.com; Patrick.Rogers@klgates.com
Attn: Sean Jones, Patrick Rogers

but, if after February 14, 2020, to:

K&L Gates LLP

300 South Tryon Street, 10th Floor

Charlotte, NC 28202

Email: Sean.Jones@klgates.com; Patrick.Rogers@klgates.com

Attn: Sean Jones, Patrick Rogers

If to Buyer:

Spectra Energy Transmission II, LLC

c/o Enbridge (U.S.) Inc.

5400 Westheimer Court

Houston, Texas 77056

Email: legalnotices@enbridge.com

Attn:     Chief Legal Officer

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Email: dbland@velaw.com; dpatterson@velaw.com
Attn: Douglas S. Bland, Danielle M. Patterson

Section 10.2     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Person signatory hereto, or in the case of a waiver, by the Person against whom the waiver is to be effective. No failure or delay by any Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article IX.

Section 10.3     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of Buyer or Seller or any entity that directly or indirectly controls any of Buyer or Seller shall constitute an assignment hereunder) without the prior written consent of the other Party and any attempted or purported assignment in violation of this Section 10.3 shall be null and void. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.4     Third Party Beneficiaries. Subject to the provisions of Article IX (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Party or a Buyer Indemnified Party must be made and administered by a Party) and Section 10.3, this Agreement is solely for the benefit of (a) Seller and its successors and permitted assigns with respect to the obligations of Buyer under this Agreement and (b) Buyer and its successors and permitted assigns with respect to the obligations of Seller under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 10.5     Entire Agreement. This Agreement (including all Schedules and Exhibits) and the other Transaction Documents contain the entire agreement between Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters (including that certain Memorandum of Understanding Relating to the Development of Pipeline Solutions for the Rio Grande LNG Project, dated September 17, 2019, by and between Seller and Enbridge (US) Inc. (an Affiliate of Buyer)), except for the Confidentiality Agreement.

Section 10.6     Fulfillment of Obligations. Any obligation of any Person signatory hereto to any other Person signatory hereto under this Agreement or any of the other Transaction Documents that is performed, satisfied or fulfilled completely by an Affiliate of such Person signatory hereto shall be deemed to have been performed, satisfied or fulfilled by such Person signatory hereto. Each party to each of the Transaction Documents shall cause its Subsidiaries and Affiliates to perform all actions, agreements and obligations set forth herein or therein requiring the performance of any such Subsidiary or Affiliate (including any entity that becomes a Subsidiary or Affiliate of such party on or after the date hereof).

Section 10.7     Public Disclosure. Notwithstanding anything to the contrary contained herein (but subject to the second sentence of this Section 10.7), from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Seller and Buyer. Notwithstanding anything to the contrary, the foregoing sentence shall not apply to announcements or communications required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of Buyer or Seller or their respective Affiliates are listed; provided, however, that such announcement or communication shall be made after consultation between Seller and Buyer and after taking into account the reasonable requirements of Seller and Buyer as to timing, content and manner of making such announcement or communication.

Section 10.8     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party hereto incurring such costs and expenses.

Section 10.9     Governing Law; Submission to Jurisdiction; Selection of Forum.

(a)     This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas without regard to principles of conflicts of law which would require the application of the Laws of another jurisdiction.

(b)     The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Houston, Harris County, Texas and appropriate appellate courts therefrom, and each Party hereby irrevocably agrees that all claims in respect of such dispute, controversy or claim may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection that they may now or hereafter have to the laying of venue of any such dispute, controversy or claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute, controversy or claim. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9(c).

Section 10.10     Specific Performance. Each of the Parties hereto acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, may be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, in the case of a breach by the other Party, a Party shall be entitled to equitable relief (if the court so grants), without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such non-performance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to the Closing.

Section 10.11     Attorney-Client Privilege; Continued Representation. Buyer agrees, on its own behalf and on behalf of its directors, officers, managers, employees and Affiliates, that, following the Closing, either or both King & Spalding LLP and/or K&L Gates LLP may serve as counsel to Seller or any of its Affiliates in connection with any matters related to the Transaction Documents and the Transactions, including any litigation, claim or obligation arising out of or relating to the Transaction Documents or the Transactions notwithstanding any representation by King & Spalding LLP and/or K&L Gates LLP prior to the Closing Date of the Company. Buyer, on behalf of itself and the Company, hereby (a) waives any claim they or their Affiliates have or may have that King & Spalding LLP and/or K&L Gates LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between Buyer and Seller or any of their respective Affiliates, King & Spalding LLP and/or K&L Gates LLP may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Affiliates (including the Company) and even though King & Spalding LLP and/or K&L Gates LLP may have represented the Company in a matter substantially related to such dispute. Buyer and the Company also further agree that, as to all communications prior to Closing among King & Spalding LLP and/or K&L Gates LLP and the Company, Seller or any of their respective Affiliates and representatives relating to the negotiation, preparation, execution, delivery and performance of the Transaction Documents or the consummation of the Transactions, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not access such confidential communications after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company and a third party other than a Party after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by King & Spalding LLP and/or K&L Gates LLP to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

Section 10.12     Disclosure Schedules. The disclosure of any matter in any section or subsection of the Seller Disclosure Schedule, or the Buyer Disclosure Schedule (collectively, the “Disclosure Schedules”), as applicable, shall be deemed to be a disclosure under the respective Person’s Disclosure Schedule for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters disclosed in any section or subsection of any of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. To the extent cross-references are set forth in any section or subsection of any of the Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate. The reference to any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference, for all purposes set forth in this Section 10.12 and the remainder of this Agreement, all terms and conditions of, and schedules and annexes to, such Contract or other document to the extent made available, prior to the date of this Agreement, to Buyer and its Representatives or Seller and its Representatives, as applicable. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

Section 10.13     Further Assurances. Each of the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Section 10.14     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.15     Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.16   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.17     Schedules and Exhibits. The Schedules and Exhibits to this Agreement described herein are attached to and are an integral part of this Agreement. Except as otherwise expressly provided herein or as an exception set forth as such in a Disclosure Schedule, if there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or an Exhibit, the provision of the body of this Agreement shall prevail to the extent of said conflict or inconsistency.

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IN WITNESS WHEREOF, this Omnibus Agreement has been duly executed by each Party set forth below as of the date first written above.

SELLER:

NEXTDECADE LNG, LLC

By: /s/ Matthew Schatzman
Name: Matthew Schatzman
Title: President and Chief Executive Officer

BUYER:

SPECTRA ENERGY TRANSMISSION II, LLC

By: /s/ Robert L. Huffman
Name: Robert L. Huffman
Title: President

Signature Page to Omnibus Agreement